UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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ACUITY BRANDS, INC.
(Name of Registrant as Specified in Its Charter)

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PROXY STATEMENT AND
NOTICE OF 2019
ANNUAL MEETING OF
STOCKHOLDERS

Our century of tradition, our current financial strength and, our commitment to a sustainable future provide us with an opportunity to grow, innovate, and further capture the rapidly growing market opportunities before us.

Mission
Provide Customer-driven smart and simple solutions that offer quality lighting and building automation solutions and value-added benefits by empowering world-class talent to create and leverage our industry-leading portfolio of products, technology, software, and services; drive world-class Cost efficiency; and leverage a Culture of continuous improvement.

LETTER TO STOCKHOLDERS

Dear Fellow Stockholders:
Acuity Brands, Inc. ("we," "our," "us," the "Company," or "Acuity Brands") remains the North American market leader and one of the world's leading providers of lighting and building management solutions for commercial, institutional, industrial, infrastructure, and residential applications throughout North America and select international markets. We continue to expand our solutions portfolio to provide a host of benefits resulting from data analytics that enable the Internet of Things and supports the advancement of smart buildings, smart cities, and the smart grid.
Company's Performance and Strategy
You can review our 2019 Annual Report, which incorporates our Form 10-K and is available on the Company's website, to learn more about our financial performance and our profitable growth strategy to capitalize on market opportunities to provide great returns to our stockholders, superior value for our customers, and growth opportunities for our associates.
Corporate Social Responsibility
We have a long and successful history of managing the health and safety of our operations, complying with environmental regulations and requirements, supporting the lives of our associates and our local communities, and operating with a high level of integrity. We are pleased to introduce EarthLIGHT, which is our all-encompassing approach to Environmental, Social, and Governance ("ESG") matters. EarthLIGHT was launched as a way to coordinate our efforts around ESG factors, to measure our performance in key areas, and to communicate these efforts to various stakeholders. In addition to reflecting our belief that it is our responsibility to lighten our impact on the Earth in ways that benefit our Company, associates, customers, and communities, it is about driving our culture around a common mindset of continuous improvement. These efforts are detailed in our inaugural ESG report, which is available on our website at www.acuitybrands.com under About Us, then Sustainability.
Annual Meeting of Stockholders
We are pleased to invite you to our Fiscal 2019 Annual Stockholders' Meeting to be held at 11:00 a.m. ET on Wednesday, January 8, 2020 at the Four Seasons Hotel, 75 Fourteenth Street, NE, Atlanta, Georgia. Whether or not you plan to attend, we ask that you vote as soon as possible to ensure that your shares will be represented and voted at the meeting. Your vote is important.
We want to thank you for your continued interest and investment in Acuity Brands. We appreciate your continued support as we Light the Way to a Brilliant, Productive, and Connected world.
Sincerely,

VERNON J. NAGEL	PETER C. BROWNING
Chairman of the Board and Chief Executive Officer	Lead Independent Director
November 22, 2019

1170 Peachtree Street, NE
Suite 2300
Atlanta, Georgia 30309
NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

Date and Time	Place	Record Date
January 8, 2020 11:00 a.m. Eastern Time	Four Seasons Hotel 75 Fourteenth Street, NE Atlanta, Georgia 30309	Stockholders of record at the close of business on November 11, 2019 are entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof.
Purpose

Voting Item		Board Recommendation
1	Elect nine directors	FOR each director nominee
2	Ratify the appointment of our independent registered public accounting firm for fiscal 2020	FOR
3	Advisory vote to approve named executive officer compensation	FOR
Stockholders will also consider and act upon such other business as may properly come before the annual meeting or any adjournments or postponements thereof.
Voting
Your vote is important. If you are a stockholder of record, you can vote by one of the following methods. In each case, please follow the instructions provided on the Notice of Internet Availability or Proxy Card.
We encourage you to vote in advance, even if you plan to attend the Annual Meeting in person.

Internet	Telephone	Mail
www.proxyvote.com	1-800-690-6903	Sign, date, and return your proxy card
Stockholders Register
A list of the stockholders entitled to vote at the annual meeting may be examined during regular business hours at our executive offices located at 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia, 30309 during the ten-day period preceding the meeting.
By order of the Board of Directors,
C. DAN SMITH
Senior Vice President, Treasurer and Secretary
November 22, 2019

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on January 8, 2020 The proxy statement and annual report are available at www.proxyvote.com

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.
Board Highlights
Director Nominees
The following table provides summary information about the nine director nominees to be elected by majority vote at the annual meeting.

				Board Committees
Name and Position	Independent	Tenure	Age	Audit	Compensation	Governance	Executive
W. Patrick Battle Managing Partner, Stillwater Family Holdings		5	56		O	O
Peter C. Browning Lead Director Managing Director, Peter Browning Partners Board Advisory Services		17	78		O	●	O
G. Douglas Dillard, Jr. Founder and Managing Partner, Slewgrass Capital, LLC		2	48		O	O
James H. Hance, Jr. Operating Executive, The Carlyle Group LP; Retired Vice Chairman and Chief Financial Officer, Bank of America		5	75	O		O
Robert F. McCullough Retired Chief Financial Officer, AMVESCAP PLC (now known as Invesco Ltd.)		16	77	O		O
Vernon J. Nagel Chairman and Chief Executive Officer, Acuity Brands, Inc.		15	62				●
Dominic J. Pileggi Retired Chairman and Chief Executive Officer, Thomas & Betts Corporation		7	68	●		O	O
Ray M. Robinson Retired President, Southern Region AT&T		17	71		●	O	O
Mary A. Winston President, Winsco Enterprises, Inc.		2	58	O		O

Committee
O	Member
●	Chair

2019 Proxy Statement 1

PROXY STATEMENT SUMMARY

Prior to the amendment of our certificate of incorporation in early calendar year 2017, the Board was divided into three classes, with each class of directors elected for a three-year term of office and the terms staggered so the term of only one class of directors expired at each annual meeting. At our annual meeting for fiscal 2016, our stockholders approved an amendment to our certificate of incorporation to phase out the classification of the Board. We amended our certificate of incorporation accordingly, and now that the phase out is complete, all of our directors are elected annually for one-year terms.
Our Board is now declassified

Board Snapshot

Director Independence		Independent Director Tenure		Director Age		Director Diversity
8	Independent	4	5 years or less	1	Under 50	1	Woman

1	Not Independent	1	6 to 10 years	2	50-59	2	Ethnic Minorities

		3	Over 10 years	2	60-69

				4	70 or over

Board Skills and Experience

Areas of Director Skills and Experience (out of nine Director Nominees)	Description of Skill or Experience
Experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor, or experience actively supervising such person(s)
Knowledge of finance or financial reporting; experience with debt/capital market transactions and/or mergers and acquisitions
Understanding of public company operating responsibilities and with issues commonly faced by public companies
Experience in the Company's businesses and industries, including electrical equipment and components, and building products.
Significant leadership experience, including serving as a CEO, senior executive, division president or functional leader within a complex organization
Experience in branding strategy and customer relations
Experience in operations in many different places and under varied conditions
Experience in strategic planning in a large multinational organization

2 Acuity Brands, Inc.

PROXY STATEMENT SUMMARY

Corporate Governance Highlights
Stockholder Engagement
During last year's efforts to seek support for our executive compensation program as well as for the several months that followed, we solicited feedback from many of our stockholders. The outreach effort, led by the Compensation Committee of the Board of Directors (the "Board"), directed management to encourage all stockholders that were receptive to speak with the Compensation Committee Chairman and Lead Director. Our outreach included 34 of our top 39 institutional stockholders representing 69% of our outstanding shares. We held discussions with 10 firms whose combined ownership in the Company represented 38% of our outstanding shares. The results of last year's outreach is summarized in the section entitled Stockholder Outreach.
We expect to continue to routinely reach out to our stockholders to solicit feedback not only on our financial performance and compensation programs, but on our governance practices and policies, and on our environmental and social initiatives.
Corporate Governance Enhancements
Since the 2015 annual meeting, our Board has approved a number of changes to our corporate governance practices. We have also focused on the orderly transition of our Board as part of our ongoing board review and refreshment process.

2015	2016	2017	2018	2019

Approved majority voting in uncontested director elections Adopted director resignation policy in the event required vote not received Adopted incentive-based compensation recoupment policy	Approved Charter Amendment to declassify the Board Approved By-Law Amendment to provide for Proxy Access Revised our Corporate Governance Guidelines to reduce over-boarding
Stockholders approved Charter Amendment to declassify the Board
Revised our Corporate Governance Guidelines to fix retirement age for directors at 75, except in unique or extenuating circumstances
Amended Code of Conduct and Business Ethics to prohibit discrimination on the basis of sexual orientation, gender identity and gender expression
			Amended Code of Conduct and Business Ethics to prohibit child labor Launched website dedicated to reporting on the Company's efforts with respect to ESG matters	Completed declassification of our Board Adopted a Board Diversity Policy Amended Governance Committee Charter to provide for ESG oversight Approved changes to executive compensation program
Ongoing Best Practices
The Board takes seriously its responsibility to represent the interests of stockholders and is committed to good corporate governance. To that end, the Board has adopted a number of policies and processes to ensure effective governance of the Board and the Company.

•    majority voting for directors in uncontested elections
•    strong independent lead director
•    board oversight of risk management
•    annual, robust board and committee self-evaluation process, including peer assessments for all directors
•    executive and director stock ownership guidelines

•    prohibitions on hedging and pledging of our common stock
•    robust clawback policy for incentive compensation paid to current and former executive officers and their direct reports
•    no stockholder rights plan or “poison pill”
•    proxy access by-laws

2019 Proxy Statement 3

PROXY STATEMENT SUMMARY

Social Responsibility and Sustainability Highlights
We recognize that ESG factors are important to the long-term success of the Company and our stockholders, and we are committed to operating our business with high standards of ESG management. As a provider of innovative lighting and building management solutions, we engage closely with our customers about energy efficiency and help them reduce their energy costs and lighten their impact on the Earth’s environment. We also have a long history of managing the health and safety of our operations, complying with environmental regulations and requirements, operating with a high level of integrity, and supporting the lives of our associates and our local communities. During the last fiscal year, we have continued to engage with our stockholders and other stakeholders on our ESG efforts and enhanced our approach to ESG performance.
EarthLIGHT is our all-encompassing approach to ESG. We launched it to coordinate our efforts around ESG matters, measure our performance in key areas, and communicate about those efforts to our various stakeholders. EarthLIGHT reflects our belief that it is our responsibility to help lighten our impact on the Earth in ways that benefit our Company, associates, customers, and communities.
EarthLIGHT Highlights

Our Impact on the Planet	Our Community and Our People	Integrity Drives Our Success
•    Reduce the environmental impact of our products and solutions
•    Drive efficient use of raw material such as steel and aluminum in our products
•    Minimize the environmental impact of our facilities by integrating the BuildingOS® business intelligence program at all of our facilities

•    Dedicated to having a positive impact on the health, well-being, and safety of our associates and the communities in which we operate
•    We offer workplace empowerment groups that support diversity and inclusion in the workplace and support local philanthropic initiatives
•    We measure our environmental, health and safety management systems, and use the information to make improvements

•    Our Code of Ethics and Business Conduct and related policies ensure we do business the right way
•    We value the ideas, innovation, contributions, and diversity of our associates and do not tolerate activities that restrict any associate's rights
•    We expect our business partners to reflect our values and commitment to doing business the right way

For more information on our ESG efforts and to see our recently launched ESG Report, please visit our website at www.acuitybrands.com under About Us, then Sustainability.
Executive Compensation Highlights
At the fiscal 2018 annual meeting, our "say on pay" proposal received only 53% support. This was in stark contrast to previous years in which stockholder support had been 94% or higher. Based on feedback from stockholders, this was primarily due to the discretionary incentive awards that were paid to members of our executive management team even though no awards were earned under either the Acuity Brands, Inc. 2017 Management Cash Incentive Plan (the “Annual Cash Incentive Plan”) or the Amended and Restated Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan (“Equity Incentive Plan” or "EIP") because none of the financial performance measures were achieved. While the Board had valid reasons for the awards, supported by our "pay for performance" culture, we fully respect our stockholders' feedback.
Immediately following last year’s "say on pay" vote, the Compensation Committee initiated a comprehensive and thorough review of the Company’s executive compensation program in an effort to evaluate and implement a number of changes that would be responsive to the feedback we received from stockholders. The Compensation Committee undertook a three-pronged approach to improve the executive compensation program to seek better alignment with stockholders' interests as well as increase linkage to pay for performance.  The three steps undertaken included: (1) an extensive outreach to 34 of our largest stockholders representing 69% of our outstanding shares, with detailed discussions regarding suggested improvements to the annual and long-term incentive approaches; (2) consultation with the Compensation Committee’s

4 Acuity Brands, Inc.

PROXY STATEMENT SUMMARY

executive compensation consultant as well as other professional advisors to identify best-in-class market practices in executive compensation programs; and (3) extensive efforts by the Compensation Committee and top management to rework the Company’s approach to annual and long-term incentive compensation to be even more performance sensitive to Company financial performance and reflective of stockholders' interests. We believe that the changes made to our compensation program for fiscal 2019 are responsive to concerns expressed by our stockholders, enhance the pay-for-performance alignment of our program with stockholders' interests, and achieve our desire to retain and appropriately incentivize our named executive officers. The most substantive changes to our incentive compensation program are summarized below and reflect the feedback received from stockholders:

•
Incorporated adjusted return on invested capital as an additional financial measure to the Annual Cash Incentive Plan; adjusted return on invested capital evaluates management on the efficiency of allocating capital under its control to generate returns;

•
Removed diluted earnings per share as a financial measure under both the Annual Cash Incentive Plan and the Equity Incentive Plan; adjusted operating profit replaced adjusted diluted earnings per share as one of the financial measures for the Annual Cash Incentive Plan;

•
Implemented performance stock units ("PSUs") utilizing a three-year performance measure based on capital efficiency — average adjusted return on invested capital (adjusted ROIC) over the period must exceed the Company’s estimated weighted average cost of capital (WACC) by certain thresholds; and

•	Removed stock options as a equity incentive award instrument for fiscal 2019 performance.
Executive Compensation Overview
Our compensation philosophy is consistent with and supportive of our long-term goals. We aspire to be the premier lighting and building management solutions company capable of consistently delivering long-term upper-quartile financial performance. We define upper-quartile performance using specific financial measures, including:

•	Operating profit margin in the mid-teens or higher;

•	Annual growth in earnings per share of 15% or greater;

•	Generation of cash flow from operations less capital expenditures in excess of net income;

•	Return on stockholders’ equity of 20% or better; and

•	Return on invested capital in excess of cost of capital.
Compensation Best Practices

WHAT WE DO	WHAT WE DON’T DO
Align pay and performance	No employment agreements with executive officers
Annual compensation risk assessment to ensure design of short and long-term performance-based plans discourage excessive risk taking	No "single-trigger" provisions for payout of benefits under change in control agreements
Independent compensation consultant retained to advise on director and executive compensation matters	No hedging or pledging of stock by directors and executive officers
Stock ownership requirements for all executive officers (4x salary for CEO)	No repricing or backdating of stock options
Robust clawback policy	No executive loans
Perquisites which consist solely of matching charitable donations up to $5,000	No payment of dividends until performance units are earned or time-based awards vest

2019 Proxy Statement 5

PROXY STATEMENT SUMMARY

Pay and Performance Alignment
At Acuity, the core of our executive compensation philosophy continues to be to “pay for performance” for upper-quartile performance. As such, our named executive officers are compensated in a manner consistent with our strategy, competitive practice, sound compensation governance principles, and alignment with stockholder interests.
A significant portion of the compensation opportunity for our named executive officers is variable and "at-risk" as it is based on the achievement of financial performance measures and an individual performance assessment. The following table shows the various elements of the direct compensation and target pay mix for our CEO.

Element of Direct Compensation and CEO Target Pay Mix	Measures	Objective
Equity Incentive Award	• Three-year adjusted return on invested capital applies to 50% of award
•    Provide variable equity compensation opportunity based on achievement of annual performance goals;
•    Reward individual performance and overall Company performance;
•    Encourage and reward long-term appreciation of stockholder value;
•    Encourage long-term retention through three-year and four-year vesting periods for awards; and
•    Align interests of executives with those of stockholders.

Annual Cash Incentive Award	• Adjusted operating profit • Adjusted operating profit margin • Adjusted free cash flow • One-year adjusted return on invested capital
•    Provide variable cash compensation opportunity based on achievement of annual performance goals for year-over-year improvement in financial performance; and
•    Reward individual performance and overall Company performance.

Base Salary		• Provide a competitive level of secure cash compensation; and • Reward individual performance, level of experience, and responsibility.

Fiscal 2019 Performance
In fiscal 2019, we achieved the following:

($ millions, except diluted earnings per share)
Fiscal Year Ended August 31	2019	2018	2017
Net sales	$3,672.7	$3,680.1	$3,505.1
Operating profit	$462.9	$460.8	$527.5
Operating profit margin	12.6%	12.5%	15.0%
Diluted earnings per share	$8.29	$8.52	$7.43
Adjusted diluted earnings per share (1)(2)	NA	$7.68	NA
Net cash provided by operating activities	$494.7	$351.5	$336.6
Adjusted free cash flow (2)	$441.7	$307.9	$274.8
Return on stockholders' equity (2)	18.2%	20.9%	19.2%
Adjusted return on invested capital (2)	18.0%	18.0%	19.7%

(1)	Fiscal 2018 adjusted diluted earnings per share excludes discrete income tax benefits associated with the enactment of the U.S. Tax Cut and Jobs Act of 2017 totaling $0.84 per share, respectively.

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PROXY STATEMENT SUMMARY

(2)
Represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measure that the Board and management utilize to assess the performance of the business. See Appendix A for calculation of such financial measure and reconciliation to the most comparable GAAP measure.

Fiscal 2019 was a difficult operating environment for the key markets served by the Company characterized by continued overall weak end market demand, increased price competition, and significant input cost inflation, including unprecedented tariffs on components and finished goods imported from China. After eight consecutive years of growth, net sales for the year ended August 31, 2019 decreased by 0.2%, relatively flat compared with the prior year. Efforts to reduce the sale of lower margin products sold primarily in the retail channel, where price capture was a challenge, negatively impacted our net sales. However, fiscal 2019 operating profit and margin both increased over the prior year. Fiscal 2019 diluted earnings per share increased 8% compared with prior year's adjusted diluted earnings per share, which excludes discrete income tax benefits associated with the U.S. Tax Cut and Jobs Act of 2017.
In fiscal 2019, we generated a record $441.7 million in adjusted free cash flow (defined as net cash provided by operating activities minus purchases of property, plant, and equipment plus proceeds from sale of property, plant, and equipment) and ended the fiscal year with a cash balance of $461.0 million. We delivered strong rates of return on stockholders’ equity and adjusted return on invested capital of 18% or higher, well above our estimated weighted average cost of capital of 10%.
Performance Measures
Consistent with prior years, our primary performance measures are based on annual improvement in operating performance. The level of annual improvement is expected to be challenging yet obtainable while not encouraging excessive risk taking.

		Performance Objectives			Actual (1)
	Weighting	Threshold	Target	Maximum
Adjusted operating profit (2)					$468
Adjusted operating profit margin (2)					12.7%
Adjusted free cash flow (2)					$442

Adjusted return on invested capital (2)	●	Separate performance measure that allows the cash incentive pool to be funded only up to 100% of Target			18.0%
	●	Adjusted ROIC must exceed WACC Targets:
		➢ If > WACC by 1 percentage point, 50% of Target earned
		➢ If > WACC by 2 percentage points, 75% of Target earned
		➢ If > WACC by 3 percentage points or more, 100% of Target earned
	●	Fiscal 2019 estimated WACC was 10.0%

(1)
For fiscal 2019, performance results were adjusted to exclude the distortive effect of acquisitions which consisted of acquired profit in inventory and professional fees associated with M&A activities, manufacturing inefficiencies associated with the closing of a facility, and special charges associated with streamlining activities. See Appendix A for reconciliations of adjusted financial measures to the most comparable GAAP measures.

(2)	See Fiscal 2019 Financial Measures and Weighting and Appendix A for information on calculation of these performance measures.

2019 Proxy Statement 7

PROXY STATEMENT SUMMARY

2019 Compensation Decisions and Actions
In making compensation decisions, the Compensation Committee took into account the level of achievement of certain financial performance measures (adjusted operating profit, adjusted operating profit margin, adjusted free cash flow, and adjusted return on invested capital as detailed below) as well as a number of other factors, including:

•
Execution of our annual business plan and progress on achieving key strategic goals, such as exceeding the growth rate of our end markets, expanding our industry-leading portfolio of innovative products and solutions, enhancing our customer service and support capabilities, and achieving operating efficiencies;

•	Execution of our multi-year Cultural “Break-Through-Objectives” which include increasing our scores in customer satisfaction, associate engagement, and ESG; and

•	Continued focus on leadership development and performance management processes.
Performance-Based Incentive Compensation
Based on a comprehensive performance assessment, combined with a review of the economic environment and competitive landscape, the Compensation Committee made key compensation decisions for our named executive officers for fiscal 2019 as discussed below.
The annual cash incentive pool was initially funded at 188% of target because of the record 43% year-over-year increase in adjusted free cash flow, which was near the maximum performance range. The Company also achieved threshold level performance for both adjusted operating profit and adjusted operating profit margin and an 18% adjusted return on invested capital. The Committee utilized its judgment and reduced the cash incentive pool to 90% of target in consideration of prior year’s discretionary cash bonus awards paid to eligible participants, other than for the CEO who received no discretionary cash bonus award in the prior year. For fiscal 2019, the Board assessed the performance of Mr. Nagel, our CEO, as “Meets Expectations,” and he was awarded a cash incentive of $1,080,000, which was equivalent to 90% of target. The Committee awarded Messrs. Reece and Vernerey, our other named executive officers who were both rated “Exceeds Expectations,” cash incentives of $675,000 and $650,000, respectively.
The Board approved equity award grants to the CEO in October 2019 as follows: (a) 50% in the form of restricted stock units ("RSUs") valued at $2,250,000 that vest ratably over a four-year period and (b) 50% in the form of performance stock units ("PSUs") valued at $2,250,000 that vest three years from date of grant. The PSUs are subject to the achievement of adjusted return on invested capital (adjusted ROIC) in excess of the Company’s weighted average cost of capital over a three-year period. The actual number of performance shares earned will be determined at the end of the three-year period based on the level of achievement of adjusted ROIC in excess of established thresholds, which may allow for an earned payout up to three-times the units originally awarded. The value of the total equity award grant was equivalent to the median value of awards granted to the chief executive officers at the companies that comprise our peer group. We adjusted our methodology used to determine the value of awards granted to be consistent with the prevalent practices utilized by our peer group. The Committee approved an equity award grant to Mr. Reece totaling $1,400,000 in the same form as the CEO and following the same methodology for the award determination. Mr. Vernerey was not granted an equity award due to his previously announced reduced future role.
Effective for stock grants awarded in October 2019 and thereafter, the Board reinstated a policy that provides for the continued vesting of stock awards following retirement for all eligible participants who have attained age 60 and have at least 10 years of service with the Company. The Board believes that continued vesting encourages associates to make business decisions in the long-term interest of the Company and its stockholders. This decision was made following a comprehensive review of our compensation program, which identified similar policies among our peer group of companies.

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PROXY STATEMENT SUMMARY

Other 2019 Compensation Decisions
Base Salaries. There was no change to the base salary for Vernon J. Nagel, Chairman and Chief Executive Officer, which has remained at $600,000 for the last 14 years and is the lowest base salary for a CEO among our peer group. There were also no changes to Mr. Nagel's individual incentive target percentages under the Annual Cash Incentive Plan and the Equity Incentive Plan. The base salary for Richard K. Reece, Executive Vice President and Chief Financial Officer, and Laurent J. Vernerey, Executive Vice President and President of Acuity Technology Group, each increased to $500,000 from $475,000. Messrs. Reece’s and Vernerey's individual incentive target percentages under the Annual Cash Incentive Plan were increased to 130% from 125%. Messrs. Reece’s and Vernerey's increase in salary and individual incentive target percentages were based on market data and their individual performance for fiscal 2018.
Other Compensation. As part of the comprehensive review of our compensation program, we increased the retirement benefits for Messrs. Nagel and Reece to provide market-competitive retirement benefits in an effort to motivate and retain key leadership. The benefit increased the estimated income replacement value (salary and cash incentive) for both executives to 56% from 42%, which was more in-line with, but still less than, the typical current market replacement ratio of 60-65% based on a competitive assessment of retirement benefits for executive officers in our peer group. See Retirement Benefits in Executive Compensation for additional details.
Severance Agreements. The severance agreements for Messrs. Reece and Vernerey were amended to adjust the multiplier used in the severance payout formula for calculating the payment of a cash amount equal to the individual's gross salary multiplied by a specified percentage to match the individual's incentive target approved by the Compensation Committee under the Annual Cash Incentive Plan.

2019 Proxy Statement 9

CORPORATE GOVERNANCE AT ACUITY BRANDS

Item 1 Election of Directors
At the annual meeting for fiscal 2016, the Stockholders approved an Amendment to our Restated Certificate of Incorporation to declassify the Board of Acuity Brands. Beginning with this annual meeting and at each annual meeting thereafter, all directors will be elected for a one-year term. Our By-Laws provide that the number of directors constituting the Board shall be determined from time to time by the Board.
Currently, the number of directors constituting the Board is fixed at ten and consists of the following members: W. Patrick Battle, Peter C. Browning, G. Douglas Dillard, Jr., James H. Hance, Jr., Robert F. McCullough, Vernon J. Nagel, Julia B. North, Dominic J. Pileggi, Ray M. Robinson and Mary A. Winston. All directors, except Ms. North, have been nominated for re-election at this annual meeting after being recommended by the members of the Governance Committee. The Board intends to reduce the size of the Board from ten to nine immediately prior to this annual meeting. If elected, each of the nominees will hold office for a one-year term expiring at the next annual meeting or until his/her successor is elected or qualified.
Our Corporate Governance Guidelines provide that persons will not be nominated for election after their 75th birthday unless the Board determines that due to unique or extenuating circumstances it is in the best interest of the Company and its stockholders to waive such limitation. Directors are expected to offer to resign as of the annual meeting following their 75th birthday. The Board waived the age requirement for Messrs. Browning, Hance and McCullough, ages 78, 75 and 77, respectively, who have been nominated for election at this annual meeting. The additional one-year term for Messrs. Browning, Hance, and McCullough will allow for an orderly transition of our Board of Directors as part of our ongoing board review and refreshment process.
The persons named in the accompanying proxy, or their substitutes, will vote for the election of the nine nominees. No proposed nominee is being elected pursuant to any arrangement or understanding between the nominee and any other person or persons. All nominees have consented to stand for election at this meeting. If any of the proposed nominees become unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment.
The following is a summary of each director nominee’s business experience and qualifications, other public company directorships held currently or in the last five years, and membership on the standing committees of the Board of the Company.

The Board of Directors recommends that you vote FOR each of the Director Nominees.

10 Acuity Brands, Inc.

CORPORATE GOVERNANCE AT ACUITY BRANDS

Board Composition
Director Nominees

W. Patrick Battle Independent

Career Highlights
•    Managing Partner of Stillwater Family Holdings since 2010
•    Chairman of IMG College (formerly known as The Collegiate Licensing Company, “CLC”) from 2007 to 2011; prior to joining IMG in 2007, Mr. Battle was president and chief executive officer of CLC, where he worked since 1984. CLC is the nation’s oldest and largest marketing agency dedicated to providing domestic and international trademark licensing services to the collegiate market
Board Service
•    Public Company Directorships: MCBC Holdings, Inc. (MasterCraft)
Skills and Experience
Mr. Battle’s operational, strategic, and marketing expertise gained through senior leadership positions qualifies him to serve as a director of our Board

Managing Partner of Stillwater Family Holdings Age: 56 Director since: 2014 Committees: Compensation / Governance

	Leadership	Marketing	Strategic

Peter C. Browning Lead Independent Director

Career Highlights
•    Managing Director of Peter Browning Partners Board Advisory Services since 2010
•    Dean of the McColl Graduate School of Business at Queens University of Charlotte, North Carolina
•    Executive of Sonoco Products Company from 1993 to 2000. Last served as President and Chief Executive Officer from 1998 to 2000
•    Chairman and CEO of National Gypsum from 1990 to 1993
Board Service
•    Public Company Directorships: Gypsum Management & Supply, Inc. and ScanSource, Inc.
•    Former Public Company Directorships: EnPro Industries, Inc., Lowe’s Companies, Inc., Nucor Corporation, and The Phoenix Companies, Inc.
Skills and Experience
Mr. Browning’s operational and strategic expertise from his experience as the Chief Executive Officer of two public companies, significant corporate governance knowledge from extensive service on other public company boards, and familiarity with issues facing the building products industry gained from senior leadership positions and board service qualify him to serve as a director of our Board

Managing Director of Peter Browning Partners Board Advisory Services Age: 78 Director since: 2001 Committees: Governance (Chair) / Compensation / Executive

	Leadership	Operational	Governance	Strategic	Industry

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CORPORATE GOVERNANCE AT ACUITY BRANDS

G. Douglas Dillard, Jr. Independent

Career Highlights
•    Founder and Managing Partner of Slewgrass Capital, LLC, a family of investment funds, since 2017
•    Co-Managing Partner of Standard Pacific Capital (“Standard Pacific”) from 2005 to 2016
•    Investment Partner of Standard Pacific Capital from 1998 to 2005, responsible for the firm’s investments in software and business service companies and non-Asia emerging markets
•    Co-Portfolio Manager of Standard Pacific’s flagship Global Fund from 2005 to 2016
•    Adjunct professor at the McDonough School of Business at Georgetown University since 2017
Skills and Experience
Mr. Dillard’s financial and strategic expertise, including his vast and relevant experience with software and business service companies which is fundamental to the Company’s current strategic direction, qualify him to serve as a director of our Board

Founder and Managing Director of Slewgrass Capital, LLC Age: 48 Director since: 2017 Committees: Compensation / Governance

	Leadership	Financial	Strategic

James H. Hance, Jr. Independent

Career Highlights
•    Operating executive of the Carlyle Group LP since 2005
•    Vice Chairman and Chief Financial Officer of Bank of America from 1993 to 2005; Chief Financial Officer from 1988 to 2004
•    Chairman and co-owner of Consolidated Coin Caterers Corporation from 1985 to 1986
•    Joined the audit staff of Price Waterhouse in 1969, served as Partner from 1979 until 1985
•    Certified Public Accountant
Board Service
•    Public Company Directorships: Carlyle Group LP
•    Former Public Company Directorships: Cousins Properties, Inc., Duke Energy Corporation, Ford Motor Company, Parkway, Inc., Sprint-Nextel Corporation, Rayonier, Inc., Enpro Industries, Morgan Stanley, and Bank of America Corporation
Skills and Experience
Mr. Hance’s extensive leadership, operational, and financial expertise as well as his significant corporate governance knowledge from service on other public company boards qualify him to serve as a director of our Board

Operating Executive of the Carlyle Group LP; Retired Vice Chairman and Chief Financial Officer of Bank of America Age: 75 Director since: 2014 Committees: Audit / Governance

	Leadership	Operational	Financial	Governance	Accounting	Strategic

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Robert F. McCullough Independent

Career Highlights
•    Former Chief Financial Officer of AMVESCAP PLC (now known as Invesco Ltd.) from 1996 to 2004; Senior Partner from 2004 until he retired in 2006
•    Joined Arthur Andersen LLP in 1964, served as Partner from 1972 until 1996, and served as Managing Partner in Atlanta from 1987 until 1996
•    Certified Public Accountant
•    Member of the American Institute and the Georgia Society of Certified Public Accountants
Board Service
•    Former Public Company Directorships: Comverge, Inc., Primerica, Inc. and Schweitzer-Mauduit International, Inc.
Skills and Experience
Mr. McCullough’s expertise in accounting, financial controls and financial reporting, experience consulting on areas related to strategic planning and service on other public company boards, including having served as the chairman of several audit committees, qualify him to serve as a director of our Board

Retired Chief Financial Officer of AMVESCAP PLC (now known as Invesco Ltd.) Age: 77 Director since: 2003 Committees: Audit / Governance

	Accounting	Financial	Leadership	Strategic

Vernon J. Nagel

Career Highlights
•    Chairman and Chief Executive Officer of the Company since September 2004; President from August 2005 to August 2019
•    Vice Chairman and Chief Financial Officer from January 2004 through August 2004 and Executive Vice President and Chief Financial Officer from December 2001 to January 2004
•    Certified Public Accountant (inactive)
Board Service
•    Serves on the Governance Board of the National Electrical Manufacturers Association and the Georgia Aquarium
Skills and Experience
Mr. Nagel’s knowledge of our opportunities and challenges gained through his day-to-day leadership as our Chief Executive Officer, unique understanding of our strategies and operations, and extensive financial and accounting expertise gained through his senior leadership positions with the Company qualify him to serve as a director of our Board

Chairman and Chief Executive Officer of Acuity Brands, Inc. Age: 62 Director since: 2004 Committees: Executive (Chair)

	Leadership	Operational	Strategic	Accounting	Industry	Financial

2019 Proxy Statement 13

CORPORATE GOVERNANCE AT ACUITY BRANDS

Dominic J. Pileggi Independent

Career Highlights
•    Chairman of Thomas & Betts Corporation from 2006 to 2013; Thomas & Betts Corporation was acquired by ABB Ltd. in 2012
•    Chief Executive Officer of Thomas & Betts from 2004 until his retirement in 2012; held other management positions at Thomas & Betts, including Chief Operating Officer (2003 to 2004) and President-Electrical Products (2000 to 2003)
•    Held senior executive positions at Casco Plastic, Inc., Jordan Telecommunications and Viasystems Group, Inc. from 1995 to 2000
•    Former Chairman of the Board of Governors of the National Electrical Manufacturers Association
Board Service
•    Former Public Company Directorships: Exide Corporation, Lubrizol Corporation, and Viasystems Group
Skills and Experience
Mr. Pileggi’s operational, marketing and strategic expertise from his more than 20 years in the electrical products industry, including his experience as the Chief Executive Officer of a global public company servicing multinational industrial businesses, and his significant corporate governance knowledge from service on other public company boards, qualify him to serve as a director of our Board

Retired Chairman and Chief Executive Officer of Thomas & Betts Corporation Age: 68 Director since: 2012 Committees: Audit / Governance

	Financial	Industry	Leadership	Marketing	Operational	Strategic

Ray M. Robinson Independent

Career Highlights
•    Director and non-executive Chairman of Citizens Trust Bank(1) since 2003
•    President of the Southern Region of AT&T Corporation from 1996 to 2003
•    President of Atlanta’s East Lake Golf Club from 2003 to 2005 and President Emeritus since 2005
•    Chairman of Atlanta’s East Lake Community Foundation from 2003 to 2005 and Vice Chairman since 2005
Board Service
•    Public Company Directorships: Aaron’s Inc. (Chairman), American Airlines Group, Inc., and Fortress Transportation and Infrastructure Investors LLC
•    Former Public Company Directorships: Avnet, Inc., Choicepoint Inc., Citizens Bancshares Corporation(1), and RailAmerica, Inc.
Skills and Experience
Mr. Robinson’s extensive service on other public company boards, sales and marketing experience gained through senior leadership positions, extensive operational skills from his tenure at AT&T, and longstanding involvement in civic and charitable leadership roles in the community qualify him to serve as a director of our Board

Retired President, Southern Region AT&T Age: 71 Director since: 2001 Board Committees: Compensation (Chair) / Governance / Executive

	Leadership	Marketing	Operational	Strategic

(1)	Citizens Trust Bank is not a public company and its parent, Citizens Bancshares Corporation, ceased to be a publicly-traded company in January 2017.

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Mary A. Winston Independent

Career Highlights
•    President, Winsco Enterprises, Inc. since 2016
•    Interim Chief Executive Officer of Bed Bath & Beyond Inc. from May 2019 to November 2019
•    Executive Vice President and Chief Financial Officer of Family Dollar Stores, Inc. from 2012 to 2015
•    Senior Vice President and Chief Financial Officer of Giant Eagle, Inc. from 2008 to 2012
•    Executive Vice President and Chief Financial Officer of Scholastic Corporation from 2004 to 2007
•    Held senior executive positions at Visteon Corporation and Pfizer Inc. from 1995 to 2004
•    Certified Public Accountant (inactive) and NACD Board Leadership Fellow
Board Service
•    Public Company Directorships: Domtar Corporation, Dover Corporation, and Bed Bath & Beyond Inc.
•    Former Public Company Directorships: Plexus Corporation and SUPERVALU Inc.
Skills and Experience
Ms. Winston’s extensive management, operational, and financial expertise, as well as broad corporate governance experience having served on other large corporate boards qualifies her to serve as a director of our Board

President of WinsCo Enterprises Inc. Age: 58 Director since: 2017 Committees: Compensation / Governance

	Accounting	Financial	Governance	Leadership	Strategic

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CORPORATE GOVERNANCE AT ACUITY BRANDS

Director Nomination Process
Annual Assessment of Size, Composition and Structure
The Governance Committee, comprised of all of the independent directors, is responsible for recommending to the Board a slate of director nominees for the Board to consider recommending to the stockholders, and for recommending to the Board nominees for appointment to fill a new Board seat or any Board vacancy. To fulfill these responsibilities, the Committee annually assesses the requirements of the Board and makes recommendations to the Board regarding its size, composition, and structure.
Incumbent Nominations
In determining whether to nominate an incumbent director for re-election, the Governance Committee in consultation with the Chairman of the Board evaluates each incumbent director’s continued service in light of the current assessment of the Board’s requirements taking into account factors such as evaluation of the incumbent’s performance. Peer and self-assessments are performed annually for each of our directors.
Identification and Consideration Process of New Nominees

1
The Governance Committee proceeds to identify a qualified candidate or candidates. Candidates may be identified through the engagement of an outside search firm; recommendations from independent directors; the Chairman of the Board, management, or other advisors to the Company; and stockholder recommendations.

2
The Governance Committee reviews the qualifications of each candidate. As expressed in our Corporate Governance Guidelines, we do not set specific criteria for directors, but the Governance Committee reviews the qualifications of each candidate, including, but not limited to, the candidate’s experience, judgment, diversity, and skills in areas including, but not limited to, marketing, innovation, manufacturing, cyber security, software, electronic and distribution technologies, international operations, and accounting or financial management.

3	Final candidates are interviewed by multiple Governance Committee members as well as the Chairman of the Board and the Lead Independent Director.

4	The Governance Committee makes a recommendation to the Board based on its review, the results of interviews with the candidates, and all other available information.

5	The Board then makes the final decision on whether to invite a candidate to join the Board.

6	The Board-approved invitation is then extended by the Chairman of the Governance Committee and the Chairman of the Board.

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Our Corporate Governance Guidelines provide that the Governance Committee should consider diversity when reviewing the appropriate experience, skills, and characteristics required of directors. In evaluating director candidates, the Governance Committee considers the diversity of the experience, skills, and characteristics that each candidate brings to the Board and whether the candidate’s background, qualifications and characteristics will complement the overall membership of the Board. For purposes of Board composition, diversity also may include age, gender, ethnicity, race, national origin, and geographic background. The Governance Committee and the Board seeks to maintain a Board comprised of talented and dedicated directors with a diverse mix of skills, backgrounds and expertise in areas that will foster the Company's continued business success and that will reflect the diverse nature of the business environment in which we operate. During fiscal 2019, the Board adopted a Board Diversity Policy which is available on the Company's website at www.acuitybrands.com under Corporate Governance.

The Board believes that directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. Therefore, our Corporate Governance Guidelines generally prohibit a director from serving on more than five public company boards (including our Board) at one time.

Recommendations for Candidates for Director by Stockholders
Pursuant to a policy adopted by the Board, the Governance Committee will consider recommendations for candidates for director from stockholders made in writing via certified mail and addressed to the attention of the Chairman of the Governance Committee, c/o Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia 30309. The Governance Committee will consider such recommendations on the same basis as those from other sources. Stockholders making recommendations for candidates for director should provide the same information required for director nominations by stockholders at an annual meeting, and such recommendations must be received by the Company in accordance with the advance notice provision of our By-Laws, each as explained in the section entitled Next Annual Meeting—Stockholder Proposals and Director Nominations.
Proxy Access Nominations
Additionally, our By-Laws enable a stockholder or a group of up to 20 stockholders owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director candidates constituting up to the greater of 20% of the number of directors then in office or two directors, subject to the requirements specified in our By-Laws. Stockholders who wish to nominate director candidates for inclusion in our proxy materials under our proxy access By-Law provisions must satisfy the requirements in our By-Laws as described in the section entitled Next Annual Meeting—Stockholder Proposals and Director Nominations. The Board expects to evaluate any director candidates nominated through the proxy access process in a manner similar to that used to evaluate other director candidates.
Board Refreshment/Succession Planning
We have added skills, expertise and diversity to the Board during the past few years with the addition of Messrs. Battle and Dillard and Ms. Winston. It is the intention of the Board to continue this refreshment process over the coming years as we plan for the retirement of certain members of the Board or when additional skills and expertise are identified during the annual assessment process or as a result of our strategic planning process.
Director Independence
The Board is responsible for supervising the management of the Company. The Board has reviewed and determined that all of its current members, except Vernon J. Nagel, the Chairman and Chief Executive Officer, have no material relationship with the Company, and are therefore independent, based on the listing standards of the NYSE, the categorical standards set forth in our Governance Guidelines, and a finding of no other material relationships. Our Governance Guidelines are available on our website at www.acuitybrands.com under Corporate Governance.

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Board and Committees
Board Leadership Structure
For many years our Company has employed a shared leadership structure consisting of an independent Lead Director working in conjunction with a non-independent Chairman, who also serves as Chief Executive Officer. We believe that this leadership structure has been effective and provides the best form of leadership for us and our stockholders given that our Board consists of approximately 90% independent directors and also has independent committee chairs. The Board believes that our leadership structure promotes unified leadership and direction for the Company, allowing for focus and insight on important strategic initiatives, and clear focus for management to execute our strategy and business plans.

Chairman's Responsibilities
Our Chairman, Mr. Nagel, also held the positions of President and Chief Executive Officer during fiscal 2019. Our Corporate Governance Guidelines provide that whenever the Chairman of the Board is a member of management, there will be a Lead Director.
Some of the responsibilities of the Chairman include:
•    Facilitating the flow of information between management and the Board;
•    Providing an appropriate amount of management oversight;
•    Facilitating the efficient operation of the Board by ensuring the Board is fulfilling its obligations and duties; and
•    Framing effective strategic alternatives based on his extensive knowledge of the Company and the industry in which it operates.

Lead Director’s Responsibilities
Our Lead Director is an independent director appointed each year by the independent members of the Board after the annual meeting of stockholders. Mr. Browning currently serves as our Lead Director.
The Lead Director’s responsibilities, as set forth in our Corporate Governance Guidelines, include:
•    Providing oversight to ensure the Board works in an independent, cohesive fashion;
•    Ensuring Board leadership in the absence or incapacitation of the Chairman of the Board;
•    Chairing Board meetings when the Chairman of the Board is not in attendance;
•    Coordinating with the Chairman of the Board to ensure the conduct of the Board meeting provides adequate time for serious discussion of appropriate issues and that appropriate information is made available to Board members on a timely basis; and
•    Developing the agenda for and chairing executive sessions and acting as liaison between the independent directors and the Chairman of the Board on matters raised in such sessions.
In addition, the Lead Director is entitled to request material and receive notice of and attend all Board committee meetings.
The Board believes that having an independent Lead Director whose responsibilities closely parallel those of an independent chairman ensures that the appropriate level of independent oversight is applied to all Board decisions.

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Our Corporate Governance Guidelines provide that our Board will include a majority of independent directors.
As described in Item 1—Election of Directors, eight of our nine director nominees are independent. In addition, all directors serving on each of the Audit, Compensation, and Governance Committees are independent directors. Each of these committees is led by a committee chair that sets the agenda for the committee and reports to the full Board on the committee’s work. The independent members of the Board and the independent members of each of the standing committees meet quarterly in executive session.
Director Independence

Committees of the Board
The Board has delegated certain functions to the Audit Committee, the Compensation Committee, the Governance Committee, and the Executive Committee. Our Statement of Responsibilities of the Committees of the Board contains each Committee’s charter. For information about where to find the charters, see Governance Policies and Procedures.

AUDIT COMMITTEE

Dominic J. Pileggi (Chair) James H. Hance, Jr. Robert F. McCullough Mary A. Winston	Meetings in FY 2019: 5	Attendance	Report: page 30

Roles and Responsibilities of the Committee

•	Matters pertaining to our auditing, internal control, and financial reporting, as set forth in the Committee’s report (see Report of the Audit Committee) and in its charter.

•	Each quarter, the Audit Committee meets separately with the independent registered public accounting firm and the internal auditor without other management present.

•	Periodically, and when necessary, the Audit Committee meets separately with the chief financial officer and the general counsel without other management present to review legal and compliance matters.
Each member of the Committee is independent under the requirements of the Securities and Exchange Commission ("SEC") and the Sarbanes-Oxley Act of 2002. In addition, each member of the Committee meets the current independence and financial literacy requirements of the listing standards of the New York Stock Exchange (the “NYSE”). The Board has determined that each of the members of the Committee satisfy the “audit committee financial expert” criteria adopted by the SEC and that each of them has accounting and related financial management expertise required by the listing standards of the NYSE.

COMPENSATION COMMITTEE

Ray M. Robinson (Chair) W. Patrick Battle Peter C. Browning G. Douglas Dillard, Jr. Julia B. North	Meetings in FY 2019: 5	Attendance	Report: page 54

Roles and Responsibilities of the Committee

•	Matters relating to the evaluation and compensation of the executive officers and non-employee directors, as set forth in its charter.

•	At most regularly scheduled meetings, the Compensation Committee meets privately with an independent compensation consultant without management present.

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•	Annually, the Compensation Committee evaluates the performance of the independent consultant in relation to the Committee’s functions and responsibilities.
Each member of the Committee is independent under the listing standards of the NYSE and a non-employee under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board has determined that each member of the Committee meets the additional independence requirements applicable to compensation committees under NYSE listing standards.
Compensation Committee Interlocks and Insider Participation
The directors serving on the Compensation Committee of the Board during the fiscal year ended August 31, 2019 were Ray M. Robinson, Chairman, W. Patrick Battle, Peter C. Browning, G. Douglas Dillard, Jr., Julia B. North, and Mary A. Winston. Ms. Winston moved to the Audit Committee in January 2019. None of these individuals are or ever have been officers or associates of the Company. During fiscal 2019, none of our executive officers served as a director or on the compensation committee of any entity for which any of these individuals served as an executive officer, and there were no other Compensation Committee interlocks with the entities with which these individuals or our other directors are affiliated.

GOVERNANCE COMMITTEE

Peter C. Browning (Chair) W. Patrick Battle G. Douglas Dillard, Jr. James H. Hance, Jr. Robert F. McCullough Julia B. North Dominic J. Pileggi Ray M. Robinson Mary A. Winston	Meetings in FY 2019: 4	Attendance

Roles and Responsibilities of the Committee

•	Reviewing matters pertaining to the composition, organization, and practices of the Board.

•	Recommending Corporate Governance Guidelines

•	Recommending and overseeing the Code of Ethics and Business Conduct

•	Overseeing our ESG initiatives

•	Periodic evaluation of the Board in meeting its corporate governance responsibilities

•	Periodic evaluation of individual directors

•
Recommending to the full Board a slate of directors for election by stockholders at the annual meeting and candidates to fill a new Board position or any vacancies on the Board as explained in greater detail in Director Nomination Process.

The Board has determined that each member of the Committee is independent under the listing standards of the NYSE.

EXECUTIVE COMMITTEE

Vernon J. Nagel (Chair) Peter C. Browning Dominic J. Pileggi Ray M. Robinson	Meetings in FY 2019: 0
Roles and Responsibilities of the Committee

•	The Executive Committee is composed of the Chairman and CEO, the Independent Lead Director, and the Chairs of our other standing Committees.

•
The Executive Committee is authorized to perform all of the powers of the full Board, except the power to amend the By-Laws and except as restricted by Delaware General Corporation Law (“Delaware Law”). The Executive Committee is called upon in very limited circumstances due to reliance on the other standing committees of the Board and the direct involvement of the entire Board in governance matters.

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Director Engagement
Board Meetings and Attendance
During the fiscal year ended August 31, 2019, the Board met seven times. Each of our directors attended 100% of the regular Board meetings held during the fiscal year and all directors attended 99% of all Board and Committee meetings. Two directors were unable to attend one of two special Board meetings due to scheduling conflicts. We typically expect that each continuing director will attend the annual meeting of stockholders, absent a valid reason. All of the directors serving at the time of last year’s annual meeting attended the meeting.
Meetings of Non-Management Directors
Our Corporate Governance Guidelines provide that all non-management directors meet in executive session outside the presence of the Chief Executive Officer and other Company personnel during a portion of each of the Board’s in-person meetings. As noted above, the Lead Director chairs these executive sessions and develops the agenda for each executive session.
Beyond the Boardroom
Our directors routinely receive updates on the Company's business, marketing, and operations from members of the management team during quarterly meetings that allow continued engagement with our associates who are involved in day-to-day operations. In addition, the Board generally will have an operational site visit at least once a year.
When a new director is elected to the Board, the Company's senior leadership team conducts a day-long orientation that covers such topics as strategy development and deployment, product innovation, industry overview, sales and marketing strategies, supply chain and sourcing management, financial highlights/plan, legal entity structure, and a general overview of the Company's governance policies and practices.
Board Evaluation Process
The Board believes in a robust self-evaluation process, including peer-to-peer assessment of the individual directors. The Governance Committee oversees this process on behalf of the Board.

1	2	3	4	5
All members of the Board complete a detailed confidential questionnaire which provides for ratings in key areas and also seeks subjective comments	Outside counsel collects and analyzes the data and prepares a written report summarizing the responses	The Governance Committee discusses the report with the full Board	Matters requiring follow-up are addressed by the Chairman of the Governance Committee and the Chairman of the Board	Each standing Committee conducts its own self-evaluation, and each Committee Chair reports the performance evaluation results to the Board

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Board Responsibilities
Strategic Oversight
Our Chairman and Chief Executive Officer, Mr. Nagel, with his in-depth knowledge and understanding of our operations, is well-positioned to bring key strategic and business issues to the Board’s attention. The Board also routinely receives operational reports from other senior leaders on key business activities including, but not limited to, industry conditions, competitive landscape, and other enterprise risk matters.
Risk Oversight
We believe that our risk oversight structure outlined below effectively supports the risk oversight function of the Board. We have an independent Lead Director and strong independent directors that chair the various committees involved with risk oversight. We also encourage open communication between management and directors with respect to risk oversight.

FULL BOARD AND COMMITTEES

Board Oversight
Pursuant to our Corporate Governance Guidelines, it is the Board’s role to provide oversight of the Company’s risk management processes. The Board receives quarterly updates on various risks from the committee chairs. In addition to the committees’ work in overseeing risk management, our Board regularly discusses significant risks that the Company may be facing.

Audit Committee
Specifically charged with the responsibility of meeting periodically with management to discuss major financial risk exposures (including cybersecurity) and the steps management has taken to monitor and control the Company’s exposure to risk, including policies with respect to financial risk assessment and risk management.

Compensation Committee
Considers risk in designing the compensation program, with the goal of appropriately balancing annual incentives and long-term performance. A discussion of the compensation risk analysis conducted by the Compensation Committee is included in the Compensation Discussion and Analysis later in this proxy statement.
Governance Committee Specifically charged with oversight of the Company's ESG programs and policies and any associated risks, as well as oversight of the Company's Code of Ethics and Business Conduct.

Management routinely prepares and presents to the Board an enterprise risk management report identifying and evaluating key risks, including cyber risk, and how these risks are being managed. In addition, management provides updates during the year of any material changes to the risk profile and reports on any newly identified risks.

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Succession Planning and Human Capital Management
The Board routinely reviews succession plans for key positions and provides guidance to management on such succession plans. In addition, human capital management, including diversity and inclusion initiatives, is important to our ongoing business success and we recognized that it requires continued investment in our associates. Acuity Brands is an equal opportunity employer, and we are committed to making employment decisions without regard to race, color, religion, national or ethnic origin, sex, sexual orientation, gender identity or expression, age, disability, protected veteran status or other characteristics protected by law. We seek to retain our associates through competitive compensation and benefits, as well as challenging work experiences with increasing levels of responsibility. We strive to engage our associates in ways that will enhance their personal well-being and promote job satisfaction.
We conducted an associate survey in fiscal 2019 to understand our associates' views, assess Acuity Brands against the attributes of other high-performing organizations, and to measure the impact of our internal development programs. Eighty-three percent (83%) of associates responded to the survey. This initiative has allowed us to move towards engaging with our entire workforce in order to identify potential development opportunities across the organization. The results of the survey showed that the programs being initiated are having a positive effect, with 71% of associates responding that they were engaged.
Outreach and Engagement
Throughout the year, members of our management team routinely speak with our stockholders to discuss the performance of the Company. In addition, we routinely solicit our stockholders for feedback in such areas as corporate governance practices, executive compensation programs, and other financial and business strategies.
Our 2018 "say on pay" vote was approved with 53% majority support; however, the level of support was significantly lower as compared with prior years. As part of our proxy solicitation during fiscal 2019 and in the months afterward, we conducted outreach to 34 of our top 39 institutional stockholders to receive their feedback with respect to our executive compensation programs. We have considered the feedback we received from our stockholders and as a result the Board decided to:

•	Conduct a comprehensive and thorough review of our executive compensation programs;

•	Evaluate the performance measures used in our Annual Cash and Equity Incentive Plans;

•	Evaluate the equity instruments we utilize to better align with our performance-based compensation philosophy; and

•	Enhance disclosures related to our ESG initiatives.
For more information, see Compensation, Discussion and Analysis and our recently launched ESG Report, available on our website at www.acuitybrands.com under About Us, then Sustainability.
Contacting the Board of Directors
Pursuant to a policy adopted by the Board, stockholders and other interested parties may communicate directly with the Board as a group or our non-management directors as a group by writing to the Chairman of the Governance Committee and with members of the Audit Committee as a group by writing to the Chairman of the Audit Committee, each in the care of the Corporate Secretary at our principal executive offices. Our principal executive offices are located at 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia 30309. All communications will be forwarded promptly by the Corporate Secretary to the appropriate Board member.

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Governance Policies and Procedures
Corporate Governance Practices
Our Board of Directors has approved a number of changes to our corporate governance practices over the past several of years, including:
By-Law Amendment to Provide Proxy Access. We amended our By-Laws to include proxy access rights, which enable a stockholder or a group of up to 20 stockholders owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director candidates constituting up to the greater of 20% of the number of directors then in office or two directors, subject to the requirements specified in our By-Laws. The amendment to our By-Laws to include proxy access was the result of the Board’s ongoing review of our corporate governance structure and current trends in corporate governance. The Board believes the proxy access bylaw provisions adopted by the Company conform generally with prevailing terms of proxy access bylaw provisions adopted by other public companies and reflect consideration of various factors identified by proxy advisory firms and corporate governance experts as critical to providing meaningful proxy access rights for stockholders.
Amendment of our Certificate of Incorporation to Declassify of our Board of Directors. At the annual meeting for fiscal 2016, the stockholders approved the amendment to our Certificate of Incorporation to phase out the classified structure of our Board of Directors. After completion of the phase out of the classified structure beginning with elections held at our annual meeting for fiscal 2017, all directors are now elected for one-year terms.
Amendments to our Corporate Governance Guidelines. We approved amendments to our Corporate Governance Guidelines to increase the retirement age of directors from 72 to 75, to provide that persons will not be nominated for election after their 75th birthday unless the Board determines that due to unique or extenuating circumstances it is in the best interest of the Company and its stockholders to waive such limitation, and to reduce the number of public boards that our directors may serve on from six to five.
Corporate Documents and SEC Filings
The following governance documents are available on our website at www.acuitybrands.com under Corporate Governance.

•	Certificate of Incorporation

•	By-Laws

•	Corporate Governance Guidelines

•	Statement of Responsibilities of Committees of the Board (Charters of the Committees)

•	Statement of Rules and Procedures of Committees of the Board

•	Board Diversity Policy

•	Policy Regarding Interested Party Communications with Directors

•	Policy on Stockholder Recommendations for Board of Director Candidates

•	Foreign Corrupt Practices Act Compliance Policy

•	Code of Ethics and Business Conduct

•	Whistleblower and Non-Retaliation Policy
Copies of any of these documents will be furnished to any interested party if requested in writing to Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia 30309. Our SEC filings, including Section 16 filings, are available on our website under SEC Filings. Our proxy materials and annual report are available on our website under Annual Report/Proxy. Information on or connected to our website is not, and should not be, considered a part of this proxy statement.

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Compensation of Directors
Non-Employee Director Compensation
The compensation program of our non-employee directors is designed to achieve the following goals:

•	compensation should fairly pay directors for work required for a company of our size and scope;

•	compensation should align directors’ interests with the long-term interests of stockholders; and

•	the structure of the compensation should be simple, transparent, and easy for stockholders and directors to understand.
Directors who are associates receive no additional compensation for services as a director or as a member of a committee of our Board.
Director Fees
The compensation paid to our non-employee directors for their service on our Board and its committees is reviewed periodically with the assistance of the Compensation Committee's independent compensation consultant, Pay Governance, LLC ("Pay Governance") using comparative data from the same peer companies that the Compensation Committee uses to evaluate executive officer compensation. During fiscal 2019, the Compensation Committee reviewed the non-employee director compensation program. Based on that review, the compensation of the non-employee director was adjusted. The last adjustment of director compensation was during fiscal 2016. The following table compares the prior director compensation program to the fiscal 2019 director compensation program.

Description	Prior Program	Fiscal 2019
Annual Fees
Cash Portion (1)	$80,000	$80,000
Non-Cash Portion (2)	125,000	145,000
Total Annual Fees	205,000	225,000

Governance Committee Chair (3)	$15,000	$25,000
Audit Committee Chair (3)	15,000	20,000
Compensation Committee Chair (3)	15,000	15,000

Board Meeting Fee (for meetings in excess of six per fiscal year)	$2,000	$2,000
Committee Meeting Fee (for meetings in excess of six per fiscal year)	1,500	1,500

(1)	Approximately 36% of the fiscal 2019 Annual Fee is payable in cash. This portion of the Annual Fee may, at the director's election, be deferred into the Deferred Compensation Plan described below.

(2)
Approximately 64% of the fiscal 2019 Annual Fee is required to be deferred into stock units in the Deferred Compensation Plan until the director exceeds the Stock Ownership Requirement described below. Once the Stock Ownership Requirement has been met, non-employee directors may annually elect to receive this non-cash portion of the Annual Fee in vested stock grants issued pursuant to the Deferred Compensation Plan.

(3)	The cash portion of any chair or meeting fees, also payable in cash, may be deferred into the Deferred Compensation Plan described below.
Equity Award
On January 4, 2019, each non-employee director received a restricted stock award valued at approximately $50,000 to provide additional compensation in recognition that our director compensation had not been adjusted since 2016 and had been less than the median of our peer group during the last several years. The number of shares was determined by dividing the value by the closing price of the Company's common stock on the date of grant, rounded to the nearest whole share. The restricted stock award will vest ratably over three years from the grant date and accumulate dividends during the vesting period at a rate equivalent to the dividends paid to other common stockholders. Upon vesting, accumulated dividends are paid in cash to the directors. The non-employee directors are entitled to vote the shares during the vesting period unless forfeited. The directors do not routinely receive restricted stock awards.

2019 Proxy Statement 25

CORPORATE GOVERNANCE AT ACUITY BRANDS

Deferred Compensation Plan
We maintain the Acuity Brands, Inc. 2011 Nonemployee Director Deferred Compensation Plan (the “Deferred Compensation Plan” or “2011 NEDC”), which was approved by stockholders in January 2012. Fees that non-employee directors elect to defer are invested in deferred stock units to be paid in shares following retirement from the Board or credited to an interest-bearing account to be paid in cash following retirement from the Board. Dividend equivalents earned on deferred stock units are credited to the interest-bearing account. The Deferred Compensation Plan allows grants of vested stock in lieu of mandatory deferral for the non-cash component of the annual fees if the director’s stock ownership exceeds the stock ownership requirement.
Stock Ownership Requirement
Each non-employee director is subject to a stock ownership requirement that requires each director to attain ownership in our common stock valued at $400,000, equal to five times the $80,000 annual cash fee, within four years of joining our Board. For purposes of the stock ownership requirement, directly held shares, deferred stock units and unvested restricted stock are counted. During fiscal 2019, each of our non-employee directors serving for at least 4 years or more met the stock ownership requirement. See Beneficial Ownership of the Company’s Securities.

26 Acuity Brands, Inc.

CORPORATE GOVERNANCE AT ACUITY BRANDS

Fiscal 2019 Director Compensation
The following table sets forth the fiscal 2019 compensation of our non-employee directors. Our Chairman and Chief Executive Officer, Mr. Nagel, did not receive any additional compensation for his service as a director. Our non-employee directors did not receive any option awards, did not have any non-equity incentive plan compensation, and did not have any earnings in a non-qualified deferred compensation plan in excess of the applicable federal rate.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)	Total ($)(2)
W. Patrick Battle	80,000	195,051	275,051
Peter C. Browning	107,000	195,051	302,051
G. Douglas Dillard, Jr.	82,000	195,051	277,051
James H. Hance, Jr.	82,000	195,051	277,051
Robert F. McCullough	82,000	195,051	277,051
Julia B. North	82,000	195,051	277,051
Dominic J. Pileggi	102,000	195,051	297,051
Ray M. Robinson	95,000	195,051	290,051
Norman H. Wesley (3)	40,000	72,500	112,500
Mary A. Winston	72,000	205,051	277,051
(1)    The $80,000 payable to the director in cash along with any chairman or excess meeting fees may be deferred into the Deferred Compensation Plan at the election of the director into either stock units to be paid in shares following retirement from the Board or credited to an interest-bearing account to be paid in cash following retirement from the Board. The $145,000 non-cash portion of the annual director fee may, at the election of the director, be granted in vested stock if the director’s stock ownership exceeds the Stock Ownership Requirement. The amounts shown include a $2,000 payment for attendance at one Board meeting in excess of six for directors attending seven meetings during fiscal 2019. On January 4, 2019, each director received a restricted stock award valued at $50,051 that vests ratably over three years. The number of shares received was determined by dividing the grant value by the closing price of our common stock on the grant date ($116.67) rounded to the nearest whole share (429 shares). The following table sets forth the allocation of the non-cash portion of fiscal 2019 annual retainer to each director and the value of the restricted stock award received:

	Paid as Vested Stock Grants		Paid as Deferred Stock Units		Restricted Stock Award
Name	$	#	$	#	$
W. Patrick Battle	—	—	145,000	1,122	50,051
Peter C. Browning	—	—	145,000	1,122	50,051
G. Douglas Dillard, Jr.	—	—	145,000	1,122	50,051
James H. Hance, Jr.	145,000	1,124	—	—	50,051
Robert F. McCullough	145,000	1,124	—	—	50,051
Julia B. North	145,000	1,124	—	—	50,051
Dominic J. Pileggi	—	—	145,000	1,122	50,051
Ray M. Robinson	145,000	1,124	—	—	50,051
Norman H. Wesley	—	—	72,500	605	—
Mary A. Winston	—	—	155,000	1,205	50,051

(2)	The only perquisite received by directors is a match on charitable contributions. The maximum match in any fiscal year is $5,000 and is below the required reporting threshold.

(3)	Total compensation for Mr. Wesley represents less than a full-year of compensation due to his retirement from the Board in January 2019.

2019 Proxy Statement 27

AUDIT COMMITTEE MATTERS

Item 2 Ratification of the Appointment of the Independent Registered Public Accounting Firm
At the 2019 Annual Meeting, a proposal will be presented to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending August 31, 2020. Ernst & Young LLP has performed this function for us since 2002. One or more representatives of Ernst & Young LLP are expected to be present at the 2019 Annual Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions. Information regarding fees paid to Ernst & Young LLP during fiscal 2019 and fiscal 2018 is set out below in Audit Fees and Other Fees.
Based on the Audit Committee’s evaluation discussed below in Selection and Engagement of the Independent Registered Public Accounting Firm, the Audit Committee believes that Ernst & Young LLP is independent and that it is in the best interests of the Company and our stockholders to retain Ernst & Young LLP to serve as our independent auditor for fiscal 2020.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.
Selection and Engagement of the Independent Registered Public Accounting Firm
The Audit Committee is directly responsible for the appointment, oversight, evaluation, and compensation of our independent registered public accounting firm, including review of their qualifications, independence, and performance. Additionally, the Audit Committee is involved in the selection of the lead engagement partner from the audit firm, which is required to be rotated every five years.
In determining whether to reappoint Ernst & Young LLP as the Company’s independent auditor, the Audit Committee took into consideration a number of factors, including the length of time the firm has been engaged, the quality of the Audit Committee’s ongoing discussions with Ernst & Young LLP, an annual assessment of the professional qualifications and past performance of the audit team, the appropriateness of fees, and external data regarding the firm’s audit quality and performance, including recent PCAOB reports on Ernst & Young LLP and its peer firms. Based on this evaluation, the Audit Committee believes that Ernst & Young LLP is independent and that it is in the best interests of the Company and our stockholders to retain Ernst & Young LLP to serve as our independent auditor for fiscal 2020.

28 Acuity Brands, Inc.

AUDIT COMMITTEE MATTERS

Audit Fees and Other Fees
The following table sets forth the aggregate fees billed during the fiscal years ended August 31, 2019 and 2018:

Fees Billed:	2019 ($)	2018 ($)
Audit Fees	2,514,000	2,540,000
Audit-Related	—	—
Tax Fees	108,000	110,000
All Other Fees	—	60,000
Total	2,622,000	2,710,000
Audit Fees include fees for services rendered for the audit of our annual financial statements, the review of the interim financial statements included in quarterly reports, and audits of statutory financial statements in certain foreign locations. Audit fees also include fees associated with rendering an opinion on our internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.
Tax Fees primarily include international tax compliance, assistance with transfer pricing in various foreign jurisdictions, and assistance with the pursuit of discretionary incentives from various tax authorities related to proposed business and expansion plans.
All Other Fees include fees related to advisory services provided for a non-audit related project pertaining to the Company’s ESG program.
Preapproval Policies and Procedures
The Audit Committee has established policies and procedures for the approval and preapproval of audit services and permitted non-audit services. The Audit Committee has the responsibility to engage and terminate our independent registered public accounting firm, to preapprove the performance of all audit and permitted non-audit services provided to us by our independent registered public accounting firm in accordance with Section 10A of the Exchange Act, and to review with our independent registered public accounting firm their fees and plans for all services. All fees paid to Ernst & Young LLP were preapproved by the Audit Committee and there were no instances of waiver of approval requirements or guidelines.
The Audit Committee considered the provision of non-audit services by the independent registered public accounting firm and determined that provision of those services was compatible with maintaining auditor independence.
There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

2019 Proxy Statement 29

AUDIT COMMITTEE MATTERS

Report of the Audit Committee
The Audit Committee and the Board of Directors previously adopted a written charter to set forth the Audit Committee’s responsibilities. The charter is reviewed annually and amended as necessary to comply with new regulatory requirements. A copy of the Audit Committee charter, which is included in the Statement of Responsibilities of Committees of the Board, is available on the Company’s website at www.acuitybrands.com under the heading Corporate Governance. The Audit Committee is comprised solely of independent directors, as such term is defined by the listing standards of the New York Stock Exchange. The Committee held five meetings during fiscal 2019.
The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. As required by the charter, the Audit Committee reviewed the Company’s audited financial statements and met with management to discuss the audited financial statements in the Company’s Annual Report on Form 10-K, including the quality, not just the acceptability, of the accounting policies; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.
The Audit Committee received from the independent registered public accounting firm the required written disclosures regarding its independence and the report regarding the results of its integrated audit. The Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. GAAP, its judgments as to the quality, not just the acceptability, of the Company’s accounting policies and such other matters as are required to be discussed with the Committee under the rules adopted by the Public Company Accounting Oversight Board (United States) (“PCAOB”), the rules of the SEC, and other applicable regulations. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and considered whether the non-audit services provided by them during fiscal 2019 were compatible with the independent registered public accounting firm’s independence.
The Committee also reviewed and discussed together with management and the independent registered public accounting firm the Company’s audited financial statements for the year ended August 31, 2019 and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting, including their knowledge of any fraud, whether or not material, that involved management or other associates who had a significant role in the Company’s internal controls and the independent registered public accounting firm’s audit of internal control over financial reporting.
The Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the independent registered public accounting firm on a quarterly basis, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.
Based on its discussions with management and the Company’s independent registered public accounting firm referenced above, the Audit Committee did not become aware of any material misstatements or omissions in the audited financial statements. Accordingly, the Audit Committee recommended to the Board of Directors that the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2019 for filing with the SEC.
AUDIT COMMITTEE
Dominic J. Pileggi, Chairman
James H. Hance, Jr.
Robert F. McCullough
Mary A. Winston

30 Acuity Brands, Inc.

EXECUTIVE OFFICERS
Executive officers are elected annually by the Board and serve at the discretion of the Board. Vernon J. Nagel serves as a Director and as an executive officer. His business experience is discussed in Item 1—Election of Directors—Board Composition--Director Nominees. Our other executive officers as of the date of this proxy statement are described below. Ms. Holcom became an executive officer on September 1, 2019.

Richard K. Reece

•    President of the Company effective as of September 2019
•    Executive Vice President of the Company from September 2006 to September 2019; Chief Financial Officer from December 2005 to September 2019; and Senior Vice President from December 2005 to September 2006
•    Vice President, Finance and Chief Financial Officer of Belden, Inc. (“Belden”) from April 2002 to November 2005
•    President of Belden’s Communications Division from June 1999 to April 2002
•    Vice-President Finance, Treasurer and Chief Financial Officer of Belden from August 1993 to June 1999
•    Certified Public Accountant (inactive)
•    Serves on the Board of the National Association of Manufacturers, Georgia Chamber of Commerce, and Atlanta Police Foundation

President Age: 63

Laurent J. Vernerey

•    Strategic Business Development Executive of the Company since September 2019
•    Executive Vice President of the Company from November 2017 to September 2019
•    President of the Company's Acuity Technology Group from November 2017 to September 2019
•    President and Chief Executive Officer of Schneider Electric North America from October 2013 to June 2016
•    President and Chief Executive Officer of American Power Conversion and IT business at Schneider Electric from 2007 to 2012
•    Various other leadership positions at several key Schneider Electric businesses including Merlin Gerin and Square D USA during a career with the company that began in 1985
•    Serves on the Board of TULIP Interfaces, Inc. since 2017

Former Executive Vice President and President of Acuity Technology Group Age: 59

2019 Proxy Statement 31

EXECUTIVE OFFICERS

Karen J. Holcom

•    Senior Vice President and Chief Financial Officer of the Company since September 2019
•    Senior Vice President, Finance and Associate Engagement of Acuity Brands Lighting, Inc. (ABL) from January 2019 to September 2019
•    Senior Vice President, Finance of ABL from 2006 to December 2018
•    Vice President and Controller of the Company from 2004 to 2006
•    Vice President, Financial Services of the Company from 2001 to 2004
•    Prior to joining Acuity Brands, she served in various roles in accounting, reporting and financial planning at National Service Industries, Inc. from 1998 to 2001
•    Certified Public Accountant

Senior Vice President and Chief Financial Officer Age: 50

32 Acuity Brands, Inc.

EXECUTIVE COMPENSATION

Item 3 Advisory Vote to Approve Named Executive Officer Compensation
The Board is asking you to approve, on an advisory basis, the compensation of our named executive officers. The Board believes that our compensation policies and practices are effective in achieving our goals of paying for financial and operating performance and aligning the interests of our named executive officers with the interests of our stockholders. As required by Section 14A of the Exchange Act, stockholders have the opportunity to vote, on an advisory basis, to approve the compensation of our named executive officers. This vote is often referred to as “say on pay.” Stockholders are being asked to vote on the following resolution:
“Resolved, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the compensation discussion and analysis, the accompanying compensation tables, and the related narrative disclosure in this proxy statement.”
As described in detail in this proxy statement under Compensation Discussion and Analysis, our compensation programs are designed to:
•    Attract and retain executives by providing a competitive reward and recognition program that drives our success;
•    Provide rewards to executives who create value for stockholders;
•    Align the interest of executives with those of stockholders;
•    Consistently recognize and reward superior performers, measured by achievement of results and demonstration of desired behaviors;
•    Encourage executives to achieve ambitious goals while mitigating unnecessary or excessive risk taking; and
•    Provide a framework for the fair and consistent administration of pay policies.
Our 2018 "say on pay" vote was approved with 53% majority support; however, the level of support was significantly lower as compared with prior years. We engaged with stockholders and made meaningful changes to our executive compensation program and in our disclosures. We believe that our comprehensive executive compensation program, with its balance of base salary, annual cash incentive awards, equity incentive awards and retirement benefits, rewards sustained performance that is aligned with long-term stockholder interests and our “pay for performance” culture. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosures contained in this proxy statement.
Although this vote is non-binding, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. Based on last year's lower than expected support for our "say on pay" proposal, we made changes to our executive compensation program in an effort to seek better alignment with stockholders' interests as well as enhance the linkage to pay for performance.
At our annual meeting for fiscal 2017, stockholders voted on the frequency of future “say on pay” advisory votes. Based on the outcome of that vote, we are holding annual “say on pay” advisory votes.

The Board of Directors recommends that you vote FOR the approval of named executive officer compensation.

2019 Proxy Statement 33

EXECUTIVE COMPENSATION

Message from the Compensation Committee
Dear Fellow Stockholders:
We, the members of the Compensation Committee (the “Committee”), are responsible for the oversight of the design and implementation of a comprehensive competitive compensation program that aligns the interests of our executive management team with those of our stockholders and other stakeholders. At Acuity Brands, the core of our executive compensation philosophy continues to be to “pay for performance” for upper-quartile performance. As such, our named executive officers are compensated in a manner consistent with our strategy, competitive practice, sound compensation governance principles that do not encourage excessive risk taking, and alignment with stockholders' interests. Our objective is to achieve a comprehensive executive compensation program, which balances base salary, annual cash incentives, equity incentive awards and retirement benefits, while rewarding sustained performance that is aligned with long-term stockholder interests and our “pay for performance” culture.
2018 "Say on Pay" Vote Results and Follow-up
At the fiscal 2018 annual meeting, our "say on pay" proposal received 53% support, which was much lower than expected. This was in stark contrast to previous years in which stockholder support had been 94% or higher. Based on feedback from our stockholders, this was primarily due to the discretionary incentive awards that were paid to members of our executive management team even though no awards were earned under either the Annual Cash Incentive Plan or the Equity Incentive Plan because none of the financial performance measures were achieved. While the Board had valid reasons for the awards, supported by our "pay for performance" culture, we fully respect our stockholders' feedback.
Immediately following last year’s "say on pay" vote, the Compensation Committee initiated a comprehensive and thorough review of the Company’s executive compensation program in an effort to evaluate and implement a number of changes that would be responsive to the feedback we received from stockholders. The Compensation Committee undertook a three-pronged approach to improve the executive compensation program to seek better alignment with stockholders' interests as well as enhance the linkage to pay for performance. The three steps undertaken included: (1) an extensive outreach to 34 of our largest stockholders representing 69% of our outstanding shares, with detailed discussions regarding suggested improvements to the annual and long-term incentive approaches; (2) consultation with the Compensation Committee’s executive compensation consultant as well as other professional advisors to identify best-in-class market practices in executive compensation programs; and (3) extensive efforts by the Compensation Committee and top management to rework the Company’s approach to annual and long-term incentive compensation to be more sensitive to Company financial performance and reflective of stockholders' interests. We believe that the changes made to our compensation program for fiscal 2019 are responsive to concerns expressed by our stockholders, enhance the pay-for-performance alignment of our program with stockholders' interests, and achieve our desire to retain and appropriately incentivize our named executive officers.
During last year’s efforts to seek support for our executive compensation program and subsequent to the "say on pay" vote, we solicited feedback from our larger stockholders. The scope and details of our stockholder outreach and the details of the feedback we received are outlined in Compensation, Discussion and Analysis.
The most substantive changes to our incentive compensation program are summarized below and reflect the feedback received from stockholders:

•
Incorporated adjusted return on invested capital as an additional financial measure to the Annual Cash Incentive Plan; adjusted return on invested capital evaluates management on the efficiency of allocating capital under its control to generate returns;

•
Removed diluted earnings per share as a financial measure under both the Annual Cash Incentive Plan and the Equity Incentive Plan; adjusted operating profit replaced adjusted diluted earnings per share as one of the financial measures for the Annual Cash Incentive Plan;

•
Implemented PSUs utilizing a three-year performance measure based on capital efficiency — average adjusted return on invested capital (adjusted ROIC) over the period must exceed the Company’s estimated weighted average cost of capital (WACC) by certain thresholds; and

•	Removed stock options as a equity incentive award instrument for fiscal 2019 performance.

34 Acuity Brands, Inc.

EXECUTIVE COMPENSATION

2019 Pay Decisions
Fiscal 2019 was once again characterized by continued overall weak end market demand, increased price competition, and significant input cost inflation, including tariffs on components and finished goods imported from China. Despite these challenges, the Board feels strongly the Company performed exceedingly well in a very challenging environment. The annual cash incentive pool was initially funded at 188% of target because of the record 43% year-over-year increase in adjusted free cash flow, which was near the maximum performance range. The Company also achieved threshold level performance for both adjusted operating profit and adjusted operating profit margin and an 18% adjusted return on invested capital. The Committee utilized its judgment and reduced the cash incentive pool to 90% of target in consideration of prior year’s discretionary cash bonus awards paid to eligible participants, other than for the CEO who received no discretionary cash bonus award in the prior year. For fiscal 2019, the Board assessed the performance of Mr. Nagel, our CEO, as “Meets Expectations” and he was awarded a cash incentive of $1,080,000, which was equivalent to 90% of target. The Committee awarded Messrs. Reece and Vernerey, our other named executive officers who were both rated “Exceeds Expectations,” cash incentives of $675,000 and $650,000, respectively.
The Board approved equity award grants to the CEO in October 2019 as follows: (a) 50% in the form of RSUs valued at $2,250,000 that vest ratably over a four-year period and (b) 50% in the form of PSUs valued at $2,250,000 that vest three years from date of grant. The PSUs are subject to the achievement of adjusted return on invested capital (adjusted ROIC) in excess of the Company’s weighted average cost of capital during such period by a minimum of two percentage points. The actual number of performance shares earned will be determined at the end of the three-year period based on the level of achievement of adjusted ROIC in excess of established thresholds, which may allow for an earned payout up to three-times the units originally awarded. The value of the total equity award grant was equivalent to the median value of awards granted to the chief executive officers at the companies that comprise our peer group. We adjusted our methodology used to determine the value of awards granted to be consistent with the prevalent practices utilized by our peer group. The Committee approved an equity award grant to Mr. Reece totaling $1,400,000 in the same form as the CEO and following the same methodology for the award determination. Mr. Vernerey was not granted an equity award due to his previously announced reduced future role.
Other Executive Pay Decisions
As part of the comprehensive review of our compensation program, we increased the retirement benefits for Messrs. Nagel and Reece to provide market-competitive retirement benefits in an effort to motivate and retain their key leadership. The benefit increased the estimated income replacement value (salary and cash incentive) for both executives to 56% from 42%.
The Committee remains committed to the ongoing evaluation and improvement of our executive compensation program. We look forward to future dialogue with stockholders and encourage you to reach out with any questions or concerns you may have related to our program.
COMPENSATION COMMITTEE
Ray M. Robinson, Chairman
W. Patrick Battle
Peter C. Browning
G. Douglas Dillard, Jr.
Julia B. North

2019 Proxy Statement 35

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
This section of the proxy statement describes the material elements of the fiscal 2019 compensation program for the named executive officers listed in the Summary Compensation Table. We first provide details of stockholder feedback and our outreach and response. We then give a business update including fiscal 2019 financial performance. Next, we review our compensation decisions and actions followed by a detailed description of our executive compensation program design and philosophy and each element of compensation that we provide. Finally, we describe the process and key factors the Compensation Committee considered in determining fiscal 2019 compensation for the named executive officers.
For fiscal 2019, our named executive officers were:
Vernon J. Nagel, Chairman, President and Chief Executive Officer
Richard K. Reece, Executive Vice President and Chief Financial Officer
Laurent J. Vernerey, Executive Vice President and President of Acuity Technology Group
The Board continues to express full confidence in and support for each of the named executive officers as they drive forward the execution of the Company’s long-term strategic plan. The Board considers the motivation and retention of the executive management team to be of paramount importance to the Company and its stockholders. Incentive awards appropriately recognized the strong leadership, performance, and contributions of Acuity Brands’ executive management team, which were crucial during a difficult market environment faced by the industry and the Company.
Effective August 31, 2019, Laurent J. Vernerey stepped down from his position as Executive Vice President of Acuity Brands, Inc. and President of Acuity Technology Group. He currently serves in the position of Strategic Business Development Executive that entails fewer responsibilities and a reduced time commitment, which he requested in order to devote more time to his family.
Effective September 1, 2019, Richard K. Reece was appointed President of Acuity Brands and assumed responsibility for the commercial operations of the Company, including all product creation activities, and Karen J. Holcom was appointed Senior Vice President and Chief Financial Officer. As the appointment of Ms. Holcom occurred subsequent to fiscal 2019, she is excluded from the following compensation discussion and analysis as well as the compensation tables.
Stockholder Feedback and Responsiveness
Consideration of “Say on Pay” Voting Result
At the fiscal 2018 annual meeting, our "say on pay" proposal received 53% support, less than expected. This was in stark contrast to previous years in which stockholder support had been 94% or higher. Based on feedback from our stockholders, this was primarily due to the discretionary incentive awards that were paid to members of our executive management team even though no awards were earned under either the Annual Cash Incentive Plan or the Equity Incentive Plan because none of the financial performance measures were achieved. While the Board had valid reasons for granting the awards, supported by our "pay for performance" culture, we fully respect our stockholders' feedback.

	2014	2015	2016	2017	2018
Historic percentage of "say on pay" support	98%	96%	94%	94%	53%
Stockholder Outreach
During last year’s efforts to seek support for our executive compensation program as well as for the several months that followed, we solicited feedback from many of our larger stockholders. The outreach effort, which was led by the Compensation Committee of our Board, directed management to encourage all stockholders that were receptive to speak with the Compensation Committee Chairman and Lead Director. Our outreach included 34 of our top 39 institutional stockholders representing 69% of our outstanding shares. We held discussions with 10 firms whose combined ownership in the Company represented 38% of our outstanding shares.

36 Acuity Brands, Inc.

EXECUTIVE COMPENSATION

Immediately following last year’s "say on pay" vote in addition to incorporating feedback received, the Committee undertook a comprehensive and thorough review of the Company’s executive compensation program with the assistance of our outside compensation consultant and legal advisors. We evaluated a number of changes that would be responsive to the feedback we received from stockholders. We believe that the changes made to our compensation program for fiscal 2019 are responsive to concerns expressed by our stockholders, enhance the "pay-for-performance" alignment of our program with stockholders' interests, and achieve our desire to retain and appropriately incentivize our named executive officers.
Feedback/Response Chart
The Compensation Committee carefully considered the feedback from our stockholders following our "say on pay" vote in 2018 and compensation governance best practices in implementing the following changes to our executive compensation program in 2019:

Feedback/What We Heard	Response/What We Did
Concerns expressed regarding the integrity of the "pay-for-performance" compensation program as discretionary cash and equity awards were granted to NEOs while not achieving any of the established performance measures under the Cash and Equity Incentive Plans.

We amended our Annual Cash Incentive Plan which retains challenging performance measures that focus on annual improvement in various operational metrics, while also incorporating an additional performance measure (adjusted ROIC) that further evaluates management’s ability to effectively manage the business during periods of challenging market conditions.
We amended our Equity Incentive Plan, consistent with best practices within our peer group. NEO awards are now based on the median target award for similarly held positions at our peer group, where 50% of award consists of performance share units that are subject to the achievement of a three-year period measure (adjusted ROIC) and 50% of award consists of time-vesting restricted share units.

Multi-year performance measures were preferred for portions of the equity incentives rather than a single-year measure.	We amended our Equity Incentive Plan to incorporate PSUs that are subject to the achievement of our adjusted ROIC measure over a three-year period.
Preference for performance measures other than Diluted Earnings Per Share (Diluted EPS) as such measure was deemed to be easily manipulated.	We eliminated Diluted EPS as a performance measure in both incentive plans.
Eliminate use of the same performance measure for the equivalent time period in both the Cash Incentive Plan and Equity Incentive Plan.
We eliminated one-year Diluted EPS as a performance measure under both incentive plans. We now have three operating measures as the primary operating performance measures for the Annual Cash Incentive Plan while utilizing one-year adjusted ROIC as a secondary performance measure. We incorporated a three-year period adjusted ROIC measure as a performance measure for our PSUs under our Equity Incentive Plan.

Enhance disclosures regarding how performance targets are established.	Additional information has been incorporated into our disclosures to better assist readers in understanding how we set our performance targets.
Maintain a compensation program that is not overly complex and burdensome to administer.	While we amended our compensation program based on stockholder feedback, we believe that such changes are not overly complex nor too burdensome to administer.

2019 Proxy Statement 37

EXECUTIVE COMPENSATION

Business Overview
Acuity Brands is one of the world’s leading providers of lighting and building management solutions and services for commercial, institutional, industrial, infrastructure, and residential applications throughout North America and select international markets. Our lighting and building management solutions include devices such as luminaires, lighting controls, controllers for various building systems, power supplies, prismatic skylights, and drivers, as well as integrated systems designed to optimize energy efficiency and comfort for various indoor and outdoor applications. Additionally, we continue to expand our solutions portfolio, including software and services, to provide a host of other economic benefits resulting from data analytics that enables the Internet of Things (“IoT”), supports the advancement of smart buildings, smart cities, and the smart grid, and allows businesses to develop custom applications to scale their operations.
We are a results-driven, customer-centric company, where management continues to align the unique capabilities and resources of the organization to drive profitable growth by providing comprehensive, differentiated, and integrated lighting and building management solutions and services for customers, driving world-class cost efficiency, and leveraging a culture of operational excellence through continuous improvement.
Fiscal 2019 Performance
In fiscal 2019, we continued to successfully execute our strategy to extend our leadership position in the North American lighting and building management solutions market by providing our customers with differentiated value from our industry-leading portfolio of innovative products and solutions along with superior service.
2019 Financial Highlights
In fiscal 2019, we achieved the following:

($ millions, except diluted earnings per share)
Fiscal Year Ended August 31	2019	2018	2017
Net sales	$3,672.7	$3,680.1	$3,505.1
Operating profit	$462.9	$460.8	$527.5
Operating profit margin	12.6%	12.5%	15.0%
Diluted earnings per share	$8.29	$8.52	$7.43
Adjusted diluted earnings per share (1)(2)	NA	$7.68	NA
Net cash provided by operating activities	$494.7	$351.5	$336.6
Adjusted free cash flow (2)	$441.7	$307.9	$274.8
Return on stockholders' equity (2)	18.2%	20.9%	19.2%
Adjusted return on invested capital (2)	18.0%	18.0%	19.7%

(1)	Fiscal 2018 adjusted diluted earnings per share excludes discrete income tax benefits associated with the enactment of the U.S. Tax Cut and Jobs Act of 2017 totaling $0.84 per share, respectively.

(2)
Represents a non-GAAP financial measure that the Board and management utilize to assess the performance of the business. See Appendix A for calculation of such financial measure and reconciliation to the most comparable GAAP measure.

Fiscal 2019 was a difficult operating environment for the key markets we serve, characterized by continued overall weak end market demand, increased price competition, and significant input cost inflation, including unprecedented tariffs on components and finished goods imported from China. After eight consecutive years of growth, net sales for the year ended August 31, 2019 decreased by 0.2%, or was relatively flat compared with the prior year. Efforts to reduce the sale of lower margin products sold primarily in the retail channel, where price capture was a challenge, negatively impacted our net sales. However, fiscal 2019 operating profit and margin both increased over the prior year. Fiscal 2019 diluted earnings per share increased 8% compared with prior year's adjusted diluted earnings per share, which excludes discrete income tax benefits associated with the U.S. Tax Cut and Jobs Act of 2017.
In fiscal 2019, we generated a record $441.7 million in adjusted free cash flow (defined as net cash provided by operating activities minus purchases of property, plant, and equipment plus proceeds from sale of property, plant, and equipment) and ended the fiscal year with a cash balance of $461.0 million. We delivered strong rates of return on stockholders’ equity and adjusted return on invested capital of 18% or higher, well above our estimated weighted average cost of capital of 10%.

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2019 Strategic Highlights
On the strategic and technology front, we continued to make significant strides, setting the stage for what we believe will be solid growth in revenue and profitability over the long term.
In 2019, we introduced almost 100 new product families, expanding our industry leading portfolio and partially offsetting the impact of our pruning efforts to reduce the sale of lower margin products sold primarily in the retail channel, where price capture was a challenge.
Net sales of our Contractor Select portfolio of products grew nicely in fiscal 2019 and now makes up approximately 10% of our net sales. Contractor Select is our fighter brand in response to those Chinese-based lighting companies, many of which we believe are clearly being subsidized in some form, that are influencing pricing for certain basic, lesser featured fixtures sold in certain channels.
We made significant strides in expanding our industry-leading lighting controls platform, nLight, as well as our building management solutions from our Distech Controls brand, which both grew double digits in 2019. We believe Acuity has the most comprehensive and feature-rich wired and wireless lighting control systems available which are connected to our growing building management solutions, providing customers with even greater functionality. Our networked lighting solutions grew approximately 15% in fiscal 2019 and now make up approximately 20% of our total net sales.
From a commercial perspective, 2019 brought continued success of our connected lighting, Atrius-enabled solutions. Our products and services enjoy strong market acceptance in retail applications, which we believe are now deployed in over 5,000 retail stores in North America encompassing over 500 million square feet of sales floor space under our connected lighting sensory network. We have several large retailers with our Atrius SaaS applications now deployed or in detailed evaluation. Currently, those early technology adopters are now activating Atrius services as a part of their customer engagement, customer insight and associate productivity enhancement programs. Increasingly, we see data analytics and data science opportunities generated by our connected lighting Atrius platforms as critical areas of investment allowing retailers to garner valuable insights about their business from our services.
Additionally, we expanded our connected lighting, Atrius-enabled solutions into other verticals as awareness by these customers of our meaningful points of differentiation and the broad capabilities of our IoT solutions increase significantly, particularly as they realize the opportunity to transform their spaces from expense items to strategic assets. Today, we believe we have nearly 10 million square feet of connected lighting, Atrius-enabled space in passenger terminals at four of the top 10 airports in the United States, including Atlanta, Denver, Las Vegas and Seattle, which handle approximately 125 million passengers per year, with more projects on the way.
We continued to execute and make progress on our multi-year Cultural “Break-Through-Objectives,” which include increasing our scores in customer satisfaction, associate engagement, and ESG.
Further, we initiated many actions this year to further streamline our operations to reduce costs and improve our productivity. We believe these initiatives will enhance our future operating and financial performance as well as allow us to accelerate investments in areas with higher growth opportunities.
Total Stockholder Returns
At August 31, 2019, the one, three, five, and ten-year total returns on the Company’s common stock were below that of the respective benchmark indexes as follows:

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2019 Executive Compensation
2019 Compensation Decisions and Actions
In making compensation decisions, the Compensation Committee took into account the level of achievement of certain financial performance measures (adjusted operating profit, adjusted operating profit margin, adjusted free cash flow, adjusted return on invested capital as detailed below) as well as a number of other factors, including:

•
Execution of our annual business plan and progress on achieving key strategic goals, such as exceeding the growth rate of our end markets, expanding our industry-leading portfolio of innovative products and solutions, enhancing our customer service and support capabilities, and achieving operating efficiencies;

•	Execution of our multi-year Cultural “Break-Through-Objectives” which include increasing our scores in customer satisfaction, associate engagement, and ESG; and

•	Continued focus on leadership development and performance management processes.
Performance-Based Incentive Compensation
Based on a comprehensive performance assessment, combined with a review of the economic environment and competitive landscape, the Compensation Committee made key compensation decisions for our named executive officers for fiscal 2019 as discussed below.
The annual cash incentive pool was initially funded at 188% of target because of the record 43% year-over-year increase in adjusted free cash flow, which was near the maximum performance range. The Company also achieved threshold level performance in adjusted operating profit and adjusted operating profit margin and an 18% adjusted return on invested capital. The Committee utilized their judgment and reduced the cash incentive pool to 90% of target in consideration of prior year’s discretionary cash bonus awards paid to eligible participants, other than for the CEO who received no discretionary cash bonus award in the prior year. For fiscal 2019, the Board assessed the performance of Mr. Nagel, our CEO, as “Meets Expectations” and he was awarded a cash incentive of $1,080,000, which was equivalent to 90% of target. The Committee awarded Messrs. Reece and Vernerey, our other named executive officers who were both rated “Exceeds Expectations,” cash incentives of $675,000 and $650,000, respectively.
The Board approved equity award grants to the CEO in October 2019 as follows: (a) 50% in the form of RSUs valued at $2,250,000 that vest ratably over a four-year period and (b) 50% in the form of PSUs valued at $2,250,000 that vest three years from date of grant. The PSUs are subject to the achievement of adjusted return on invested capital (adjusted ROIC) in excess of the Company’s weighted average cost of capital during such period by a minimum of two percentage points. The actual number of performance shares earned will be determined at the end of the three-year period based on the level of achievement of adjusted ROIC in excess of established thresholds, which may allow for an earned payout up to three-times the units originally awarded. The value of the total equity award grant was equivalent to the median value of awards granted to the chief executive officers at the companies that comprise our peer group. We adjusted our methodology used to determine the value of awards granted to be consistent with the prevalent practices utilized by our peer group. The Committee approved an equity award grant to Mr. Reece totaling $1,400,000 in the same form as the CEO and following the same methodology for the award determination. Mr. Vernerey was not granted an equity award due to his previously announced reduced future role.
Effective for stock grants awarded in October 2019 and thereafter, the Board reinstated a policy that provides for the continued vesting of stock awards for all eligible participants age 60 or above and with 10 years of service with the Company. The Board believes that continued vesting encourages associates to make business decisions in the long-term interest of the Company and its stockholders. This decision was made following a comprehensive review of our compensation program, which identified similar policies among our peer group of companies.
Other Decisions
Base Salaries. There was no change to the base salary for Mr. Nagel which has remained at $600,000 for the last 14 years and is the lowest base salary for a CEO among our peer group. There were also no changes to Mr. Nagel's individual incentive target percentages under the Annual Cash Incentive Plan and the Equity Incentive Plan. The base salary for Messrs. Reece and Vernerey, each increased to $500,000 from $475,000. Messrs. Reece’s and Vernerey's individual incentive target percentages under the Annual Cash Incentive Plan were increased to 130% from 125%. Messrs. Reece’s and Vernerey's

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increases in salary and individual incentive target percentages were based on market data and their individual performance for fiscal 2018.
Other Compensation. As part of the comprehensive review of our compensation program, we increased the retirement benefits for Messrs. Nagel and Reece to provide market-competitive retirement benefits in an effort to motivate and retain key leadership. The benefit increased the estimated income replacement value (salary and cash incentive) for both executives to 56% from 42%, which was more in-line with, but still less than, the typical current market replacement ratio of 60-65% based on a competitive assessment of retirement benefits for executive officers in our peer group. See Retirement Benefits in Executive Compensation for additional details.
Severance Agreements. The severance agreements for Messrs. Reece and Vernerey were amended to adjust the multiplier used in the severance payout formula for calculating the payment of a cash amount equal to the individual's gross salary multiplied by a specified percentage to match the individual's incentive target approved by the Compensation Committee under the Annual Cash Incentive Plan.
Changes Applicable to 2020 Executive Compensation
Mr. Nagel received no increase in his base salary for the fifteenth consecutive year. The base salary for Mr. Reece was increased on November 1, 2019 to $575,000 from $500,000 to reflect his promotion to President as well as his individual performance for fiscal 2019. His salary adjustment was reflective of a market assessment of comparable positions at our peer group.
Executive Compensation Design and Philosophy
Our named executive officers are compensated in a manner consistent with our strategy, competitive practice, sound compensation governance principles, and alignment with stockholders' interests. The core of our executive compensation philosophy is “pay for performance” for upper-quartile performance.
Our executive compensation program is designed to:

•	Attract and retain executives by providing a competitive reward and recognition program that is driven by our success;

•	Provide rewards to executives who create value for stockholders;

•	Consistently recognize and reward superior performers, measured by achievement of results and demonstration of desired behaviors; and

•	Provide a framework for the fair and consistent administration of pay policies.
Pay for Performance
We compensate management and other key associates through a combination of base salary and variable incentive compensation, typically based on Company performance. To create a “pay for performance” environment, total compensation is comprised of a base salary, generally targeted to be at median (or significantly lower, as in the case of Mr. Nagel), plus significant at-risk performance-based variable annual cash and equity incentive compensation. Our executive compensation program historically has been guided by the following principles, which are intended to support our “pay for performance” philosophy and based on year-over-year improvement for financial measures:

•	The total compensation program should be designed to strengthen the relationship between pay and performance, with a resulting emphasis on variable, rather than fixed, forms of compensation;

•	An appropriate balance should be struck between the focus on achievement of annual goals and the focus on encouraging long-term growth of the Company so as to appropriately balance risk;

•
Compensation should generally increase with position and responsibility, and total compensation should be higher for individuals with greater responsibility and a greater ability to influence the Company’s results, with a corresponding increase in the percentage of total compensation linked to performance; and

•	Management should focus on the long-term interests of all stakeholders, including stockholders.
Going beyond our senior management, we encourage a “pay for performance” philosophy for all of our salaried associates. Each year we put in place an incentive plan for these associates with performance goals that are structured similarly to those for our Annual Cash Incentive Plan for named executive officers.
Our compensation philosophy is consistent with and supportive of our long-term goals. We aspire to be the premier lighting and building management solutions company capable of consistently delivering long-term upper-quartile financial

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performance. We define upper-quartile performance measuring year-over-year improvement for specific financial measures, including:

•	Operating profit margin in the mid-teens or higher;

•	Annual growth in earnings per share of 15% or greater;

•	Generation of cash flow from operations less capital expenditures in excess of net income;

•	Return on stockholders’ equity of 20% or better; and

•	Return on invested capital in excess of cost of capital.
As we believe there should be a strong relationship between executive compensation and the creation of value for stockholders, we structure our incentive compensation arrangements to pay upper-quartile compensation for upper-quartile performance.
In implementing our compensation philosophy, we emphasize the significant amount of “pay for performance” factored into the total direct compensation mix (base salary and annual cash and equity incentive awards) of our named executive officers with expectations for sustained long-term upper-quartile Company performance. Each executive officer’s total direct compensation opportunity is therefore subject to considerable leverage—median or lower fixed pay in the form of base salary coupled with a wide range of possible outcomes with respect to annual cash and equity incentive compensation driven by performance.
An example of this strategy is the compensation opportunity of our chief executive officer. Mr. Nagel’s base salary has remained at the same level since 2004, and is the lowest among our peer group. At the same time, Mr. Nagel’s annual cash and equity incentive award targets are structured to provide an opportunity for him to earn annual cash and equity-based compensation at the upper quartile of competitive compensation as compared to the peer group, if upper quartile levels of performance are achieved by the Company. Because we review our business plans annually and we have significant stock ownership requirements for our executives, we believe that we have an appropriate balance of incentives while limiting excessive risk taking.
Pay Mix
A significant portion of the total compensation for our named executive officers is performance-based. We believe the percentage of total compensation linked to performance should be higher for individuals with greater responsibility and a greater ability to influence the Company’s results. As shown below, our pay mix targets are similar to our peer group although our at-risk mix is slightly higher than our peers, which reinforces our “pay for performance” philosophy.

CEO

Other NEOs

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2019 Executive Compensation Framework
General Compensation Levels
The total direct compensation opportunities offered to our executive officers have been designed to ensure that they have a strong relationship with the creation of long-term value for stockholders, are competitive with market practices, support our executive recruitment and retention objectives, and are internally equitable among executives based on skill levels and experience. The annual cash and equity incentive portions of total direct compensation are designed to be performance-based and to provide compensation in excess of base salary only when performance goals are met.
In determining total direct compensation opportunities, the Compensation Committee considers: compensation information and input, including market data, provided by its compensation consultant; the evaluation by the Board of Directors of the chief executive officer; and the chief executive officer’s performance review and recommendation for each other executive officer. The market data provides competitive compensation information for positions of comparable responsibilities and experience with comparably-sized companies that are representative of the companies with whom we compete for executive talent.
Weighting and Selection of Elements of Compensation
The Compensation Committee annually determines the mix and weightings of each of the compensation elements by considering the market compensation data as described above. Base salary is the only portion of compensation that is assured. The more senior the executive within the Company, the greater the weight allocated to annual cash and equity incentive awards. This also furthers the appropriate risk balance in encouraging executives to consider our long-term performance. While the Compensation Committee has established a framework to assure that a significant portion of aggregate target total direct compensation is based on performance for senior executives, actual amounts earned depend on annual Company performance as well as individual performance.
The Compensation Committee uses plan guidelines as well as its judgment in deciding the mix and value of equity incentive compensation. Various types of equity awards, including RSUs and PSUs, are utilized to encourage executives to act like stockholders and to appropriately focus on the long-term performance of the business. RSUs and PSUs are designed to mirror stockholders' interests and make executives sensitive to the upside potential of stockholder gains, as well as to downside risk, because a change in the stock price impacts the value of these awards and affects overall compensation.
Equity incentives, that typically vest over a three or four-year period, historically had been designed as performance-based awards with payout determined by Company performance and subject to adjustment based on individual performance. As a result of the comprehensive review of our compensation program in fiscal 2019 and effective for awards granted in fiscal 2020 based on fiscal 2019 performance, the design of our equity incentives for Messrs. Nagel and Reece were modified as follows:

•
Value of annual awards should approximate the median target value of awards for similar positions at our peer group. The value of the actual award may be slightly higher or lower based on Company and individual performance;

•	50% of annual award is in the form of RSUs that vest ratably over a four-year period;

•	50% of annual award is in the form of PSUs that vest only if the three-year performance measure is achieved; and

•
Actual payout of the PSUs is dependent on the achievement of an established performance measure in excess of related thresholds, which may allow for payout up to three-times the shares originally awarded.

From time to time, the Board and/or the Compensation Committee also will grant an equity award to a named executive officer in recognition of a promotion and the increased responsibility that the promotion entails or to recognize outstanding performance.
For fiscal 2019, our executive compensation program consisted of the following compensation elements:

•	Base salary;

•	Performance-based annual cash incentive awards;

•	Time-vesting restricted stock units (with four-year vesting period);

•	Performance-based equity incentive awards with a three-year performance measure (vests after three years and subject to achievement of performance measure); and

•	Post-termination compensation (retirement benefits as well as severance and change in control arrangements).

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The compensation program also includes minimal perquisites and other personal benefits (primarily a charitable contribution match). In addition, named executive officers generally participate in our health and welfare plans on the same basis as other full-time associates.
The objective for each element of compensation is described below.

Element of Compensation	Objective
Total Direct Compensation
Base Salary	Provide a competitive level of secure cash compensation (in the case of Mr. Nagel, much lower); and
Reward individual performance, level of experience, and responsibility.
Performance-Based Annual Cash Incentive Award	Provide variable cash compensation opportunity based primarily on achievement of annual performance goals for year-over-year improvement in financial performance; and
Reward individual performance and overall Company performance.
Restricted Stock Units	Encourage long-term retention through four-year vesting periods for awards.
Performance Stock Units	Provide variable equity compensation opportunity based on achievement of three-year performance goals;
Reward individual performance and overall Company performance;
Encourage and reward long-term appreciation of stockholder value; and
Align interests of executives with those of stockholders.
Other Compensation
Post-Termination Compensation	Encourage long-term retention through pension benefits; and
Provide a measure of security against possible employment loss, through a change in control or severance agreement, in order to encourage the executive to act in the best interests of the Company and stockholders.

2019 Elements and Determination of Executive Compensation
Base Salary
The base salary is designed to attract talented executives and provide a secure base of cash compensation. Salary adjustments may be made annually as merited or on promotion to a position of increased responsibility. The base salaries of executives generally are set near or below the 50th percentile, although it is set much lower in the case of Mr. Nagel, as described below. For the named executive officers, the Compensation Committee considers peer group data in determining market levels.
In accordance with our pay for performance philosophy, Mr. Nagel’s salary of $600,000 is the lowest among the CEOs of our peer group and has not been increased since 2004. For fiscal 2019, Messrs. Reece and Vernerey each received a base salary increase to $500,000 from $475,000 based on individual performance and market data.
Financial Performance—General
Typically at the beginning of the fiscal year, the Compensation Committee selects the annual financial performance measures and sets the annual financial performance goals at the threshold, target, and maximum levels, which determine payouts. Approximately 1,400 salaried associates participate in the Annual Cash Incentive Plan, including the named executive officers. Achieving target financial performance would yield an award of 100% of the target amount set at the beginning of the year, excluding any individual performance factor.
Actual financial performance for the fiscal year determines the total amount of dollars available for the incentive pool for annual cash incentive awards to all eligible associates, including the named executive officers. Financial performance percentages are interpolated for performance falling between stated performance measures.
When deciding what company financial measures to use and the threshold, target, and maximum levels of achievement of those measures, the Compensation Committee carefully assesses what financial measures that are most likely to focus the participants, including the named executive officers, on making decisions that deliver annual results aligned with long-term goals. The Compensation Committee considers management’s recommendations regarding the appropriate financial measures and the annual improvement targets for such measures. For fiscal 2019, the adjusted diluted earnings per share measure was eliminated and replaced with adjusted operating profit. The elimination of adjusted diluted earnings per share as a measure was based on stockholder feedback. Additionally, a fourth measure, adjusted return on invested capital, was added mid-year following stockholder feedback and a comprehensive review of our compensation program.

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Performance-Based Annual Cash Incentive Awards
Performance-based annual cash incentive compensation is a key component of our executive compensation strategy. This element is designed to be a significant performance-based component of overall compensation. Annual cash incentive awards are made under the Annual Cash Incentive Plan, which was approved by stockholders at the January 2018 annual meeting. The Annual Cash Incentive Plan is designed to motivate executive officers to attain specific annual performance objectives that, in turn, further our long-term objectives.
Typically at the start of a fiscal year, an individual annual cash incentive target, stated as a percentage of base salary, is determined for each participant. Measures of Company financial performance for the fiscal year are also determined. The actual award earned is based on both our financial performance for the fiscal year and the participant’s individual performance for the fiscal year, which is the individual performance management process ("PMP") rating, or ("PMP Rating").
Under the Annual Cash Incentive Plan, the amount of each actual annual cash incentive award, including the awards to the named executive officers, would be determined as follows:

Base Salary	×	Annual Cash Incentive Target %	×	Financial Performance Payout %	×	PMP Payout(1) %

(1)	Based on individual performance objectives, as discussed below.
Annual Cash Incentive Target
The Annual Cash Incentive Target Percentage, representing the percentage of base salary used in the determination of the award, is set by the Compensation Committee for each of the named executive officers and set forth in the following table.

($ in thousands) Named Executive Officer	Annual Incentive Target %
Vernon J. Nagel	200%
Richard K. Reece	130%
Laurent J. Vernerey	130%
Fiscal 2019 Financial Performance Measures and Weighting
The performance measures and their relative weightings are typically established by the Compensation Committee and ratified by the Board of Directors early in the fiscal year, based on long-term performance measures for mid-to-large cap companies. These performance measures and weightings are consistent with those selected by the Compensation Committee for fiscal 2018 with the exception of the replacement of adjusted diluted earnings per share with adjusted operating profit based on stockholder feedback.

Operating Performance Measure	Weighting
Adjusted operating profit
Adjusted operating profit margin
Adjusted free cash flow

Adjusted return on invested capital	Separate performance measure that allows cash incentive pool to be funded only up to 100% of target should the combined operating performance measures not achieve 100% of target.

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EXECUTIVE COMPENSATION

Performance measures are calculated as follows:

•	Adjusted operating profit is calculated as operating profit, and may be adjusted as described below.

•	Adjusted operating profit margin is calculated as operating profit divided by net sales and may be adjusted as described below.

•
Adjusted free cash flow is calculated as cash provided by operating activities, minus purchases of property, plant, and equipment, plus cash received from the sale of property, plant, and equipment, and adjusted as described below.

•	Adjusted return on invested capital may be adjusted as described below.
Each of the performance measures are adjusted to exclude the impact of: (a) special charges for streamlining efforts and impairments, (b) the distortive effect of business acquisitions and/or dispositions, (c) Purchase Accounting adjustments, (d) significant changes in income tax provision, (e) significant changes in foreign currency, (f) refinancing or extinguishment of debt, (g) changes in accounting principles or accounting policies, and (h) any other unusual gain or loss or event deemed appropriate by the Committee.
Performance Measurement Payout Levels
Consistent with prior years, our primary performance measures are based on annual improvement in operating performance. The level of annual improvement is expected to be challenging yet obtainable while not encouraging excessive risk taking. Levels of annual improvement are typically determined separately from our annual planning process and, therefore, do not typically take into account current market conditions. The various payout levels for the each of the financial performance measures are primarily based on the ability of the Company to generate earnings growth at or in excess of long-term market returns for the S&P 400, 500, and 600 indexes.
Payout levels increase commensurately with higher performance. For example, an annual increase of 7% in adjusted operating profit is required for an annual cash incentive payout at 33% of target and an annual increase of 13% in adjusted operating profit is required for a payout at 67% of target. See the following charts for the targets and payout levels for each of the operating performance measures.
Operating Performance Measures

ADJUSTED OPERATING PROFIT ($ in millions)	ADJUSTED OPERATING PROFIT MARGIN	ADJUSTED FREE CASH FLOW ($ in millions)

During fiscal 2019, we added adjusted return on invested capital (adjusted ROIC) as a corroborating performance measure of overall performance. Adjusted ROIC evaluates management on the efficiency of allocating capital under its control to generate returns. We believe this additional performance measure is appropriate as an added measure to evaluate the performance of executive officers in managing the efficient use of capital compared with our peer group. Adjusted ROIC must exceed our WACC which will allow for a total payout up to 100%, but no more, as noted below:
Adjusted ROIC > WACC by 1 percentage point, 50% of target earned;
Adjusted ROIC > WACC by 2 percentage points, 75% of target earned;
Adjusted ROIC > WACC by 3 percentage points or more, 100% of target earned.
The adjusted ROIC performance measure is not additive to the payouts potentially achieved by our operating performance measures. Please see Appendix A for formulas for calculating adjusted ROIC and WACC.

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Individual Performance
Performance of individual participants in the Annual Cash Incentive Plan, including the named executive officers, is evaluated after the end of the fiscal year by:

•	Comparing actual performance to daily job responsibilities and pre-established individual objectives consistent with overall company objectives, and

•	Considering, on a qualitative basis, whether the individual’s performance reflects our corporate values and business philosophies, such as continuous improvement.
The individual objectives for Mr. Nagel were set with the approval of the Compensation Committee. The individual objectives for the other named executive officers were set after individual discussion with the chief executive officer. They include objectives that are common across all executives, and objectives specific to each individual’s role at our Company. For example, an individual objective common for all of the named executive officers included the further development and implementation of continuous improvement (or “Lean”) processes and culture within the Company. At the end of the fiscal year, each participant, including each named executive officer, is given a PMP Rating, which is translated to a PMP Payout Percentage.
The maximum PMP Payout Percentage that can be earned by participants in the plan is 150%. At the end of the fiscal year, the Compensation Committee or the Board, as applicable, selects the precise payout percentage within the range based on factors such as level of responsibility and impact on our performance, with calibrations made across comparable positions to achieve consistency of the percentages selected.
The table below sets forth the PMP Ratings and the possible PMP Payout Percentages for all participants for fiscal 2019.

	Range of PMP Payout Percentage
PMP Rating	Minimum	Maximum
Breakthrough	110%	150%
Exceeds Expectations	85%	130%
Meets Expectations	70%	110%
Does Not Meet Expectations	0%	70%
Determination of Award
The level of financial performance is determined after the end of the fiscal year based on actual Company results compared to the financial measures typically set at the beginning of the fiscal year. In addition, the CEO reports to the Compensation Committee summarizing the individual performance goals and achievements of the named executive officers, including himself. The Compensation Committee considers his report in determining the awards.

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Fiscal 2019 Annual Cash Incentive Award
Our Compensation Committee sets performance levels at threshold, target, and maximum based on improvement in annual financial measures that correlate with the long-term financial performance of mid-to-large cap companies. The “target” performance level set under the plan required that the annual growth in our financial performance be at the 50th percentile level as historically demonstrated by mid-to-large cap companies with the objective of providing target total compensation at the industry median-level. In order to achieve upper-quartile total compensation, annual improvement in our financial performance should be consistent with upper-quartile levels of improvement demonstrated by mid-to-large cap companies. The maximum award is designed to reward only exceptional performance.

		Performance Objectives			Actual(1)
	Weighting	Threshold	Target	Maximum
Adjusted operating profit(2)					$468
Adjusted operating profit margin(2)					12.7%
Adjusted free cash flow(2)					$442

Adjusted return on invested capital(2)	●	Separate performance measure that allows the cash incentive pool to be funded only up to 100% of Target			18.0%
	●	Adjusted ROIC must exceed WACC Targets:
		➢ If > WACC by 1 percentage point, 50% of Target earned
		➢ If > WACC by 2 percentage points, 75% of Target earned
		➢ If > WACC by 3 percentage points or more, 100% of Target earned
	●	Fiscal 2019 estimated WACC was 10.0%

(1)
For fiscal 2019, performance results were adjusted to exclude the distortive effect of acquisitions which consisted of acquired profit in inventory and professional fees associated with M&A activities, manufacturing inefficiencies associated with the closing of a facility, and special charges associated with streamlining activities. See Appendix A for reconciliation of adjusted financial measures to U.S. GAAP measures.

(2)	See Fiscal 2019 Financial Measures and Weighting and Appendix A for information on calculation of these performance measures.

The annual cash incentive pool was initially funded at 188% of target because of the record 43% year-over-year increase in adjusted free cash flow, which was near the maximum performance range. The Company also achieved threshold level performance for both adjusted operating profit and adjusted operating profit margin. The adjusted return on invested capital performance measure of 18%, which exceeded our estimated WACC by approximately 8 percentage points, funded the pool at 100% of target. The Compensation Committee utilized its judgment and reduced the pool to 90% of target in consideration of prior year’s discretionary cash incentive awards paid to participants, other than for the CEO who received no discretionary cash incentive award in the prior year.

In October 2019, based on the Compensation Committee’s certification of performance with respect to fiscal 2019 annual cash incentive targets using information prepared by the Company’s finance department, the independent members of the Board approved the Compensation Committee’s recommendations with respect to fiscal 2019 annual cash incentives for the named executive officers.
The following table reflects each executive's respective threshold, target and maximum award opportunity:

Named Executive Officer	Threshold ($)	Target ($)	Maximum ($) (1)
Vernon J. Nagel	—	1,200,000	6,000,000
Richard K. Reece	—	650,000	3,900,000
Laurent J. Vernerey	—	650,000	3,900,000

(1)	The maximum award is capped by the Annual Cash Incentive Plan's limit of $6.0 million maximum award payable to an individual participant for any fiscal year.

48 Acuity Brands, Inc.

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The following table reflects actual awards earned under the Annual Cash Incentive Plan for each of the named executive officers for fiscal 2019:

Named Executive Officer	Salary ($)		Annual Incentive Target %		Financial Performance Payout %		PMP Payout %		Actual 2019 Annual Incentive Award Payout ($)
Vernon J. Nagel	600,000	x	200	x	90	x	100	=	1,080,000
Richard K. Reece	500,000	x	130	x	90	x	115	=	675,000
Laurent J. Vernerey	500,000	x	130	x	90	x	111	=	650,000
Long-Term Equity Incentive Awards
A substantial portion of the total direct compensation of our named executive officers is delivered in the form of equity awards. Equity incentive awards are generally granted on an annual basis and were historically allocated based on the achievement of an annual Company financial target and individual performance ratings. From time to time, the Compensation Committee will grant equity awards in recognition of a promotion and the increased responsibility that the promotion entails or to recognize outstanding performance.
As a result of the comprehensive review of our compensation program in fiscal 2019 and effective for awards granted in fiscal 2020 based on fiscal 2019 performance, the design of our equity incentives for Messrs. Nagel and Reece were modified to be consistent with the prevalent practices of our peer group. The design modifications are as follows:

•
Value of annual awards should approximate the median target value of awards for similar positions at our peer group. The value of the actual award may be slightly higher or lower based on Company and individual performance;

•	50% of annual award is in the form of RSUs that vest ratably over a four-year period;

•	50% of annual award is in the form of PSUs that vest only if the three-year performance measure is achieved;

•
Actual payout of the PSUs is dependent on the achievement of an established performance measure in excess of related thresholds, which may allow for payout up to three-times the shares originally awarded; and

•	Stock options were replaced by PSUs.
Awards are made under the stockholder-approved Equity Incentive Plan. The purpose of the Equity Incentive Plan is to enable executive officers and other eligible associates to accumulate capital through future managerial performance, which the Compensation Committee believes contributes to the future success of our Company. In fiscal 2019, there were approximately 400 eligible participants in the Equity Incentive Plan. The Compensation Committee believes that awards under the Equity Incentive Plan promote a long-term focus on our profitability due to the multi-year vesting period under the plan.
Fiscal 2019 Equity Incentive Awards
The value of awards for Messrs. Nagel and Reece should approximate the median target value of awards for similar positions at our peer group. The value of the actual award may be slightly higher or lower based on Company and individual performance and will consist of 50% RSUs and 50% PSUs (at Target) as previously discussed.
The actual number of shares earned under the PSU award will be determined at the end of the three-year performance period (September 1, 2019 to August 31, 2022) based on the level of achievement as follows:

•	No shares earned if our average adjusted ROIC over the three-year period does not exceed or equal our average estimated WACC over the same period by at least 2 percentage points.

•	Target shares earned (100%) if our average adjusted ROIC over the three-year period equals or exceeds our average estimated WACC over the same period by 2 percentage points.

•	Maximum shares earned (300%) if our average adjusted ROIC over the three-year period equals our average estimated WAAC over the same period by a minimum of 6 percentage points.

•	Between Target and Maximum, the number of shares earned will be interpolated between 100% and 300%.

2019 Proxy Statement 49

EXECUTIVE COMPENSATION

The following table shows the fiscal 2019 award targets and equity incentive award values for each of the named executive officers.

			Value by Award Type		Number of Shares by Award Type
Named Executive Officer	Award Target (Peer Median) ($)	Grant Date Fair Value of Award ($)	Restricted Stock Units ($)	Performance Stock Units ($)	Restricted Stock Units	Performance Stock Units at Target
Vernon J. Nagel	4,500,000	4,500,000	2,250,000	2,250,000	18,103	18,103
Richard K. Reece	1,400,000	1,400,000	700,000	700,000	5,632	5,632
Laurent J. Vernerey(1)	NA	NA	NA	NA	NA	NA
(1) Mr. Vernerey was not granted an equity award due to his reduced future role.
Under SEC rules, because the equity awards were granted on October 24, 2019, which was after the end of fiscal 2019, the grant date fair values for these awards are not included in the Fiscal 2019 Summary Compensation Table and the awards are not reflected in the Outstanding Equity Awards at Fiscal 2019 Year-End table. The values will be included in the Summary Compensation Table and reflected in the other compensation tables in fiscal 2020.
Vesting and Dividends
RSUs generally vest ratably over a four-year period and PSUs will vest after three years, subject to achievement of a specified performance measure. Dividends accrue on RSUs and PSUs but are not paid until the underlying award vests. Previously issued stock options have an exercise price equal to the closing price on the date of grant and generally vest over a three-year period.
Effective for stock grants awarded in October 2019 and thereafter, the Board reinstated a policy that provides for the continued vesting of stock awards following retirement for all eligible participants who have attained age 60 having at a minimum 10 years of service with the Company. The Board believes that continued vesting encourages associates to make business decisions in the long-term interest of the Company and its stockholders. This decision was made following a comprehensive review of our compensation program.
Executive Perquisites
Perquisites and other personal benefits comprised a minimal portion of our executive compensation program. The only perquisite or other personal benefit provided by us to executive officers in fiscal 2019 was a Company match on charitable contributions for each of Messrs. Nagel, Reece, and Vernerey of $2,500, $5,000, and $1,400, respectively.
Retirement Benefits
We provide retirement benefits under a number of defined benefit retirement plans.
Effective January 1, 2003, we implemented the 2002 Supplemental Executive Retirement Plan (“SERP”), which was amended in October 2012, June 2015, July 2018, and most recently in July 2019. The SERP provides a monthly benefit that equals up to 5.6% of a participant's average cash compensation (base salary and annual cash incentive payment, using the average for the three highest consecutive year period during the participant’s service with the Company) multiplied by years of service as a participant (up to a maximum of 10 years) divided by 12. SERP benefits are generally payable for a fixed 15-year period following retirement (as defined in the SERP) although a participant may elect to receive up to 50% of the benefit in the form of a lump sum payment discounted using an interest rate equal to the lesser of 2.5% per annum or the yield on 10-Year U.S. Treasury Bonds.
On July 1, 2019, as part of our comprehensive review of our executive compensation program, an incremental benefit was added for participants who were actively employed by the Company in the capacity of Chief Executive Officer or Chief Financial Officer on that date. The amendment provided for a total benefit targeting a final income replacement value (salary and cash bonus) of 56%, which was more in-line with, but still less than, the typical current market replacement ratio of 60-65% based on a competitive assessment of retirement benefits for executive officers in our peer group. The incremental benefit provides a monthly benefit for 180 months commencing at age 60 equal to 1.4% of the participant’s “average annual compensation” multiplied by years of credited service not to exceed 10 years, divided by 12; this incremental benefit when combined with existing SERP benefits equates to a total monthly benefit of 5.6% of a participant's average cash compensation (salary and cash bonus, using the average for the three highest consecutive year period during the participant’s service with the Company) multiplied by years of service as an executive officer (up to a maximum of 10 years) divided by 12. Participants may elect to receive the actuarial equivalent of the incremental benefit in the form of a lump sum cash payment.

50 Acuity Brands, Inc.

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See Pension Benefits in Fiscal 2019 for more information about amendments to the SERP.
Each of our named executive officers participated in the SERP in fiscal 2019.
We also maintain several deferred compensation plans which are described below under Fiscal Year 2019 Non-Qualified Deferred Compensation. The plans are designed to provide eligible participants an opportunity to defer compensation on a tax-efficient basis. Under certain plan provisions, we make contributions to participants’ accounts.
We maintain defined contribution plans (“401(k) plans”) for our eligible U.S. associates. The 401(k) plans provide for associate pre-tax contributions as well as employer matching contributions for salaried participants and certain hourly participants that do not participate in qualified defined benefit plans.
Change in Control Agreements
We have change in control agreements with our named executive officers that provide for separation payments and benefits, consistent with common market practices among our peers, upon qualifying terminations of employment in connection with a change in control of our Company. The Board intends for the change in control agreements to provide the named executive officers some measure of security against the possibility of employment loss that may result following a change in control in order that they may devote their energies to meeting the business objectives and needs of our Company and our stockholders. For additional information on the change in control arrangements see Potential Payments upon Termination—Change in Control Agreements.
Severance Agreements
To ensure that we are offering a competitive executive compensation program, we believe it is important to provide reasonable severance benefits to our named executive officers. Accordingly, we have entered into severance agreements with each of our named executive officers.
Severance agreements contain restrictive covenants with respect to confidentiality, non-solicitation, and non-competition, and are subject to the execution of a release. The severance agreements for Messrs. Nagel and Reece are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case they will continue for two years after the notice of termination or for three years following a change in control. Mr. Vernerey’s severance agreement is effective until terminated in accordance with the provisions of the agreement, except during a Covered Period, which includes the six months prior to a change in control event and continues for two years following a change in control.
For additional information on the severance arrangements see Potential Payments upon Termination or Change in Control—Severance Agreements.
Process for Setting Executive Compensation
Role of Compensation Consultant
Under its charter, the Compensation Committee is authorized to engage outside advisors at our expense. In fiscal 2019, the Compensation Committee engaged the compensation consulting firm of Pay Governance. Pay Governance provides no additional consulting services to us.
The Compensation Committee approves the services to be performed by the consultant and the related costs. Under the terms of existing arrangements, Pay Governance performed the following services for the Compensation Committee in fiscal 2019, in addition to preparation for and attendance at meetings of the Compensation Committee:

•	Peer group assessment, market compensation analysis, and overall compensation program design for the chief executive officer and the other named executive officers;

•	Market compensation analysis for non-employee directors;

•	Assistance and support on various issues, including updates related to evolving executive compensation and governance trends; and

•	Review of the draft proxy statement and input and disclosure suggestions.
The chairman of the Compensation Committee may make additional requests of the compensation consultant during the year on behalf of the Committee.

2019 Proxy Statement 51

EXECUTIVE COMPENSATION

In September 2019, the Compensation Committee considered the independence of Pay Governance. The Compensation Committee requested and received a letter from Pay Governance addressing the consulting firm’s independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any Company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Compensation Committee reviewed these factors and concluded that the consultant is independent and that the work of the consultant did not raise any conflict of interest.
Market Data
The Compensation Committee annually compares the various elements of our executive compensation program with respect to the chief executive officer and other named executive officers in order to evaluate compensation levels relative to that of the market and our competitors through the use of publicly available market surveys and total compensation studies and long-term incentive compensation analyses.
For purposes of analyzing named executive officer compensation relative to that of the market, the Compensation Committee utilizes a list of peer companies that would be a representative example of organizations of comparable size and business focus and that are representative of the companies with whom we compete for executive talent. Although we focus on ensuring industry-representative peers, there is no individual or group of companies of similar size that exactly match the markets and industry that our Company serves. Pay Governance and management developed a list of recommended peer companies based upon an assessment of the aforementioned representative factors, as well as the availability of publicly-disclosed compensation information, revenue and market capitalization of between approximately 0.5 times and 2.5 times the Company’s levels, and one-year and three-year levels of both historical profitability and total stockholder returns. The Compensation Committee approved the recommended list of peer companies.
The peer group for purposes of analyzing executive compensation was initially approved in fiscal 2016 and subsequently determined to still be appropriate for analyzing fiscal 2019 compensation, with the exception of the removal of USG Corporation following the announcement that it would be acquired by Knauf KG. The peer group is comprised of the following list of 15 companies and includes primarily electrical components and equipment, building products, and industrial machinery companies with size and financial characteristics generally comparable to us:

AMETEK Inc.	EnerSys	Regal Beloit Corporation
Amphenol Corporation	Hubbell Incorporated	Rockwell Automation, Inc.
A.O. Smith Corp.	IDEX Corporation	Roper Technologies
Belden Inc.	Lennox International	Sensata Technologies Holding N.V.
Carlisle Companies, Inc.	Lincoln Electric Holdings, Inc.	Valmont Industries, Inc.
Compensation Risk Analysis
Because performance-based incentives play a large role in our overall executive compensation program, we believe that it is important to ensure that these incentives do not result in our executives taking actions that may conflict with our long-term best interests. The Compensation Committee considers risk in designing the compensation program with the goal of appropriately balancing annual incentives and long-term performance. We address this in several ways:

•
The various financial performance measures that are set under the Annual Cash Incentive Plan and Equity Incentive Plan are balanced and typically based upon year-over-year improvement levels and multi-year performance targets that are reviewed and approved by the Board and that we believe are challenging and yet attainable without the need to take inappropriate risks or make material changes to our business or strategy.

•
Awards under the Equity Incentive Plan are made in the form of equity grants that either vest over time or upon the achievement of three-year performance targets. We believe the three and four year vesting of the equity awards plays an important role in mitigating unnecessary or excessive risk taking.

•	The Annual Cash Incentive Plan and the Equity Incentive Plan have maximum payout limitations for each participant and on the total amount of payments to all eligible associates in a fiscal year.

•
Because the value of the equity awards is best realized through long-term appreciation of stockholder value, especially when coupled with our stock ownership guidelines (described below), we believe this encourages a long-term growth mentality among our executives and aligns their interests with those of our stockholders.

52 Acuity Brands, Inc.

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After reviewing the design of our compensation programs with management, the Compensation Committee concluded that our compensation program does not encourage management to take excessive risks and serves the stockholders’ best interests in our sustained long-term performance by including an appropriate balance of financial performance measures, extended vesting schedules, and significant stock ownership requirements.
Role of Executive Officers
As discussed above, the chief executive officer reports to the Compensation Committee on his evaluations of the senior executives, including the other named executive officers. He makes compensation recommendations for the other named executive officers with respect to base salary, merit increases, and annual cash and equity incentive awards, which are the basis of discussion with the Compensation Committee. The chief financial officer evaluates the financial implications of any proposed Compensation Committee action.
At the request of the Compensation Committee, meetings of the Compensation Committee are regularly attended by the chief executive officer and the corporate secretary.
Equity Award Grant Practices
Equity awards under our Equity Incentive Plan are approved by the Compensation Committee and the independent members of the Board. The chief executive officer may make interim equity awards to associates who are not executive officers from a previously approved discretionary share pool on the first business day of each fiscal quarter based on prescribed criteria established by the Compensation Committee. In certain circumstances, the Board may approve equity awards to key associates of newly acquired businesses in order to retain key talent or to incentivize their continued efforts on behalf of the Company. Interim equity awards may be granted following promotions or other special circumstances that occur during the year, subject to Compensation Committee approval. We do not time the granting of equity awards to the disclosure of material information or to the fluctuation in the market value of the Company's common stock.
Other Executive Compensation Practices, Considerations and Policies
Equity Ownership Requirements
Our named executive officers are subject to a share ownership requirement. The requirements are intended to ensure that our executive officers maintain an equity interest in our Company at a level sufficient to assure our stockholders of their commitment to value creation, while addressing their individual needs for portfolio diversification. The share ownership requirement provides that, over a four-year period, the named executive officers will attain ownership in our common stock valued at a multiple of their annual base salary as set forth in the following table.

Multiple of Salary
Vernon J. Nagel	4X
Richard K. Reece	3X
Laurent J. Vernerey	3X
Each named executive officer's stock ownership currently exceeds the required salary multiple. For these purposes, ownership includes stock held directly, interests in restricted stock, stock acquired through our employee stock purchase plan, and investments in our stock through our 401(k) plan. Stock options are not taken into consideration in meeting the ownership requirements.
Hedging, Pledging and Insider Trading Policy
Our insider trading policy prohibits our associates, officers, and directors from hedging their ownership of our common stock, including the prohibition from engaging in short sales of our common stock and from purchasing or selling any derivative securities, or entering into any derivatives contracts relating to our securities. Our insider trading policy also prohibits our associates, officers, and directors from purchasing or selling Acuity Brands securities while in possession of material non-public information.
Our insider trading policy prohibits our executive officers and directors from pledging our common stock. None of our named executive officers or directors holds any of our stock subject to pledge.

2019 Proxy Statement 53

EXECUTIVE COMPENSATION

Clawback Policy
We have a recoupment or “clawback” policy in order to further align the interests of key associates with the interests of our stockholders and strengthen the link between total compensation and the Company’s performance. Under this policy, we may seek to recover or “clawback” incentive-based compensation from any current or former named executive officer, and their direct reports who received incentive-based compensation during the three-year period preceding the date on which we announce that we are required to restate any previously issued financial statements due to material noncompliance with any financial reporting requirement under federal securities laws.
Under the policy, the amount to be recovered will be based on the excess of the incentive based-compensation paid to the associate based on the erroneous data over the incentive based-compensation that would have been paid to the associate if the financial accounting statements had been as presented in the restatement. Incentive-based compensation is defined broadly to include bonuses, awards or grants of cash or equity under any of the Company’s short or long-term incentive compensation or bonus plans, including but not limited to the Annual Cash Incentive Plan and the Equity Incentive Plan, in each instance where the bonuses, awards or grants are based in whole or in part on the achievement of financial results. The policy gives the Compensation Committee discretion to interpret and apply the policy.
Tax Deductibility Policy
Historically, it has been our policy to structure and administer our cash and equity incentive compensation plans for our CEO and the other named executive officers to maximize the tax deductibility of the payments as “performance-based compensation” to the extent practicable for purposes of Section 162(m) of the Internal Revenue Code. The Tax Cuts and Jobs Act of 2017 eliminated the Section 162(m) provisions exempting performance-based compensation from the $1 million deduction limit, meaning compensation paid after fiscal 2017 will no longer satisfy the requirements for deductibility under Section 162(m). Nevertheless, the Committee will continue to consider the tax deductibility of compensation but anticipates that it will provide compensation to our executive officers that is not fully tax deductible by the Company.
Report of the Compensation Committee
The Compensation Committee has reviewed and discussed with management the contents of the Compensation Discussion and Analysis section of this proxy statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for fiscal 2019 for filing with the SEC.
COMPENSATION COMMITTEE
Ray M. Robinson, Chairman
W. Patrick Battle
Peter C. Browning
G. Douglas Dillard, Jr.
Julia B. North

54 Acuity Brands, Inc.

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Executive Compensation Tables
Fiscal 2019 Summary Compensation Table
The following table presents compensation data for the named executive officers for fiscal 2019, 2018, and 2017. Because we had only three executive officers during fiscal 2019, all are considered named executive officers under SEC rules.

Name and Principal Position during Fiscal 2019	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Vernon J. Nagel	2019	600,000	—	1,666,624	833,346	1,080,000	10,680,723	13,471	14,874,164
Chairman, President and Chief Executive Officer	2018	600,000	—	1,333,381	666,654	—	(208,257)	64,577	2,456,355
	2017	600,000	—	3,333,623	1,666,379	—	2,047,080	61,819	7,708,901

Richard K. Reece	2019	493,750	—	700,022	350,001	675,000	4,868,199	16,038	7,103,010
Executive Vice President and Chief Financial Officer	2018	468,333	750,000	666,691	333,327	—	(51,796)	14,894	2,181,449
	2017	455,000	—	1,666,812	833,276	—	847,969	14,536	3,817,593

Laurent J. Vernerey (6)	2019	493,750	—	700,022	350,001	650,000	592,792	13,056	2,799,621
Executive Vice President	2018	356,250	750,000	2,000,074	—	—	337,638	6,983	3,450,945

(1)
Messrs. Reece and Vernerey received discretionary cash incentives for fiscal 2018 in recognition of their individual performance and to align their long-term interests with that of stockholders. For more information, see Compensation Discussion and Analysis–Elements of Executive Compensation–Fiscal 2018 Annual Cash Incentive Award in the Company's Fiscal 2018 Proxy Statement.

(2)
Represents the aggregate grant date fair value of restricted stock and option awards granted during the applicable fiscal year. The fiscal 2019 stock and option awards for Messrs. Nagel, Reece, and Vernerey were discretionary awards to recognize their contributions and leadership during the difficult fiscal 2018 performance period. The fiscal 2018 stock award for Mr. Vernerey represents an initial grant of restricted stock upon his employment with the Company on November 1, 2017. The assumptions used to value option awards granted in and prior to fiscal 2019 can be found in Note 10 to our consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended August 31, 2019. Restricted stock awards are valued at the closing price on the NYSE on the grant date. For information regarding stock awards granted in fiscal 2020, see Compensation Discussion and Analysis–Equity Incentive Awards–Fiscal 2019 Equity Incentive Awards.

(3)
Represents amounts earned under the Annual Cash Incentive Plan for the applicable fiscal year. For fiscal 2019, awards were earned at approximately 90% of target, even though 188% of target was achieved. For more information, see Compensation Discussion and Analysis–Elements of Executive Compensation–Fiscal 2019 Annual Cash Incentive Award.

(4)
Represents the increase or decrease in the actuarial present value of benefits under the SERP. The change in the pension value for fiscal 2019 was primarily attributed to additional benefits accrued for Messrs. Nagel and Reece as the result of a 2019 SERP amendment and a decrease in the discount rate. Approximately 28% of the change in pension value was attributed to a combination of a lower discount rate and the passage of time with the remainder due to an increase in benefit resulting from a 2019 SERP amendment. For a description of the 2019 SERP amendment, see Pension Benefits in Fiscal 2019. The decrease in the pension value for fiscal 2018 for Messrs. Nagel and Reece was attributable to an increase in the discount rate. There are no above-market earnings for our deferred compensation plans. For more information, see Pension Benefits in Fiscal 2019 and Fiscal 2019 Non-Qualified Deferred Compensation.

(5)
For fiscal 2019, the amount shown for Mr. Nagel does not include a contribution into the non-qualified deferred compensation plan as in prior years; therefore, All Other Compensation includes only the following:

	401(k) Match ($)	Company Match on Charitable Contributions ($)	Total All Other Compensation ($)
Vernon J. Nagel	10,971	2,500	13,471
Richard K. Reece	11,038	5,000	16,038
Laurent J. Vernerey	11,656	1,400	13,056

(6)	Mr. Vernerey joined the Company on November 1, 2017. Effective September 1, 2019, at his request, Mr. Vernerey will serve in a reduced role as Strategic Business Development Executive.

2019 Proxy Statement 55

EXECUTIVE COMPENSATION

Fiscal 2019 Grants of Plan-Based Awards
The following table provides information about equity and non-equity awards for fiscal 2019 for each of the named executive officers. Non-equity incentive plan awards are made under the Annual Cash Incentive Plan and equity awards are made under the Equity Incentive Plan.

		Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Vernon J. Nagel		—	1,200,000	6,000,000	—	4,500,000	9,000,000
	10/24/18								24,467	116.36	833,346
	10/24/18							14,323			1,666,624

Richard K. Reece		—	650,000	5,850,000	—	1,400,000	2,800,000
	10/24/18								10,276	116.36	350,001
	10/24/18							6,016			700,022

Laurent J. Vernerey		—	650,000	5,850,000	—	1,400,000	2,800,000
	10/24/18								10,276	116.36	350,001
	10/24/18							6,016			700,022

(1)
These columns show the possible fiscal 2019 payout for each named executive officer under the Annual Cash Incentive Plan if the threshold, target, or maximum goals were achieved. The maximum award for Mr. Nagel is capped by the Annual Cash Incentive Plan's limit of $6.0 million maximum award payable to an individual participant for any fiscal year. For fiscal 2019, awards were earned at approximately 188% of target; however, the Committee applied their judgment and awards were paid at 90% of target. See Fiscal 2019 Summary Compensation Table for final amounts earned. See Compensation Discussion and Analysis–2019 Elements and Determination of Executive Compensation–Performance Based Annual Cash Incentive Awards for a description of the program.

(2)
These columns show the potential value, in dollars, of the fiscal 2019 equity payout for each named executive officer for annual equity incentive awards if the threshold, target, or maximum goals were achieved. Target award assumes median target value of peer group for each respective position. Equity incentive awards were made on October 24, 2019. Because the grants were made after the end of the fiscal year, they do not appear in the Fiscal 2019 Summary Compensation Table. See Compensation Discussion and Analysis–2019 Elements and Determination of Executive Compensation–Long-Term Equity Incentive Awards for a description of the program.

(3)
These columns show the number of restricted shares and stock options granted on October 24, 2018 to Messrs. Nagel, Reece, and Vernerey as discretionary equity incentive awards. The restricted stock grants vest ratably in four equal annual installments beginning one year from the grant date. Dividends are paid on the restricted shares at the same rate as for other outstanding shares; dividends accrue and are only paid when the underlying restricted shares vest. The stock options vest ratably in three equal annual installments beginning one year from the grant date and expire at the end of ten years.

(4)
This column shows the grant date fair value of the restricted stock and the stock options under the Accounting Standards Codification Topic 718. The grant date fair value of restricted stock awards is calculated using the closing price of our common stock on the NYSE on the grant date. The grant date fair value of the stock options is calculated at the time of the award using the Black-Scholes Model. The assumptions used to value option awards granted can be found in Note 10 to our consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended August 31, 2019.

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Outstanding Equity Awards at Fiscal 2019 Year-End
The following table provides information on the holdings of stock options and restricted stock awards by the named executive officers at August 31, 2019. The table includes unexercised option awards and unvested restricted stock awards. The option exercise prices shown below are the closing market price of our common stock on the NYSE on the grant date.
All stock options disclosed in the following table vest ratably in three equal annual installments beginning one year from the grant date. All restricted stock grants disclosed in the following table vest ratably in four equal annual installments beginning one year from the grant date.
Named executive officers were granted equity awards for fiscal 2019; however, because these awards were granted after the end of the fiscal year, they do not appear in this table. See Compensation Discussion and Analysis–Elements of Executive Compensation–Fiscal 2019 Equity Incentive Awards for a description of the fiscal 2019 awards that were granted on October 24, 2019.

Name	Option Awards					Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Vernon J. Nagel	10/23/12	44,800	—	62.54	10/22/22	10/26/15	4,011	503,020
	10/24/13	31,036	—	103.74	10/24/23	10/24/16	6,952	871,850
	10/27/14	28,500	—	135.63	10/27/24	10/25/17	6,395	801,997
	10/26/15	31,548	—	207.80	10/26/25	10/24/18	14,323	1,796,247
	10/24/16	19,354	9,677	239.76	10/24/26
	10/25/17	5,308	10,614	156.39	10/25/27
	10/24/18	—	24,467	116.36	10/24/28

Richard K. Reece	10/23/12	14,930	—	62.54	10/22/22	10/26/15	1,204	150,994
	10/24/13	9,700	—	103.74	10/24/23	10/24/16	3,476	435,925
	10/27/14	12,468	—	135.63	10/27/24	10/25/17	3,198	401,061
	10/26/15	9,464	—	207.80	10/26/25	10/24/18	6,016	754,467
	10/24/16	9,678	4,839	239.76	10/24/26
	10/25/17	2,654	5,307	156.39	10/25/27
	10/24/18	—	10,276	116.36	10/24/28

Laurent J. Vernerey	10/24/18	—	10,276	116.36	10/24/28	11/01/17	7,242	908,219
						10/24/18	6,016	754,467

(1)
The market value is calculated as the product of (a) $125.41 per share, the closing market price of our common stock on the NYSE on August 30, 2019, the last trading day of the fiscal year, multiplied by (b) the number of shares that have not vested.

Option Exercises and Stock Vested in Fiscal 2019
The following table provides information for the named executive officers on the number of shares acquired upon the exercise of stock options, the vesting of restricted stock awards, and the value realized during fiscal 2019, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Vernon J. Nagel	—	—	13,550	1,599,761
Richard K. Reece	—	—	10,660	1,285,777
Laurent J. Vernerey	—	—	4,827	634,799

(1)	The value realized is the closing market price on the day the stock awards vest, multiplied by the total number of shares vesting.

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Pension Benefits in Fiscal 2019
The table below sets forth information on the SERP and pension benefits for named executive officers under the SERP.
The SERP is an unfunded, non-qualified retirement benefit plan that is offered to executive officers of the Company to provide retirement benefits above amounts available under the Company’s tax-qualified defined contribution plans.
Benefits payable under the SERP are paid for 180 months commencing on the executive’s normal retirement date, which is defined as retirement at age 60. Benefits are comprised of the following amounts: (a) for Messrs. Nagel, Reece, and Vernerey, the first monthly amount (“original monthly benefit”) is equal to 2.8% (“monthly benefit factor”) of the executive’s average annual compensation multiplied by the executive’s years of credited service and divided by 12; (b) for Messrs. Nagel, Reece, and Vernerey, a second monthly amount (“incremental monthly benefit”) is equal to 1.4% (“incremental monthly benefit factor”) of the executive’s average annual compensation multiplied by the executive’s years of credited service and divided by 12, and (c) for Messrs. Nagel and Reece, a third monthly amount ("supplemental monthly benefit") is equal to 1.4% ("supplemental accrued benefit") of the executive's average annual compensation multiplied by the executive's years of credited service and divided by 12. Average annual compensation is defined as the average of the executive’s salary and annual cash incentive payment for the three highest consecutive calendar years during the participant’s service with the Company. An executive is credited with one year of service for each plan year. Total years of credited service cannot exceed ten years, although compensation earned after completing ten years of credited service may be counted for purposes of determining the executive’s average annual compensation and accrued benefit under the SERP. A reduced retirement benefit can commence between ages 55 and 60. We do not have a policy for granting extra years of credited service under the SERP, except in connection with a change in control as provided in an executive’s change in control agreement. Participants vest in their plan benefit after three years of credited service.
The SERP was amended and restated effective as of June 26, 2015 to incorporate the aforementioned incremental monthly benefit for participants who were actively employed by the Company on June 26, 2015 (or who first become a participant on or after June 26, 2015) as well as the following provisions:

•	Participants may elect to receive the actuarial equivalent of the total incremental monthly benefits in the form of a lump sum cash payment.

•
The definition of actuarial equivalent (with respect to accrued benefits other than the participant’s vested accrued benefit as of December 31, 2004) was changed. Prior to the amendment, the definition of actuarial equivalent used an interest rate equal to the lesser of 7% per annum or the yield on 10-Year U.S. Treasury Bonds plus 1.5%; after the amendment, an interest rate equal to the lesser of 2.5% per annum or the yield on 10-Year U.S. Treasury Bonds will be used.

•
Upon the occurrence of a Section 409A change in control event (as defined in the SERP), the SERP shall be terminated consistent with the requirements of Treasury Regulation section 1.409A-3(j)(4)(ix)(B), and the Company shall, within five (5) days of such an event, pay to each participant a lump sum cash payment equal to the lump sum actuarial equivalent of the participant’s accrued benefit as of such date.

•
If any action at law or in equity is necessary for a participant to enforce or interpret the terms of the SERP, the Company shall promptly pay the participant’s reasonable attorneys’ fees and other reasonable expenses incurred with respect to such action.

The SERP was also amended effective July 12, 2018 to allow for distributions from the plan in the event of a severe financial hardship by participants.
The SERP was further amended effective July 1, 2019 to provide for the aforementioned supplemental monthly benefit for individuals employed as the chief executive officer and chief financial officer on the amendment date. The amendment provided for a total benefit targeting a final income replacement value (salary and cash bonus) of 56%, which was more in-line with the typical current market replacement ratio of 60-65%. The benefit adjustment was based on a market competitive assessment of retirement benefits for executive officers and was one element of the comprehensive review of our executive compensation program. The July 2019 amendment also provided a "modified accrued benefit" (2.8% of the executive’s average annual compensation multiplied by the executive’s years of credited service and divided by 12) for executives who become a participant in the SERP on or after September 1, 2019 that are also eligible to participate in the Company's 2005 Supplemental Deferred Savings Plan (the "2005 SDSP"). The combined value of the SERP modified accrued benefit and the maximum benefit opportunity under the 2005 SDSP targets a final income replacement value of up to 53% for such participants.

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The amounts reported in the table below equal the present value of the accumulated benefit in the SERP at August 31, 2019 for the named executive officers. The assumptions used to calculate the present value of the accumulated benefit are described in the footnotes to the table.

Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Vernon J. Nagel	10	31,405,570	—
Richard K. Reece	10	14,163,701	—
Laurent J. Vernerey	1	930,430	—

(1)
The accumulated benefit in the SERP is based on service and earnings (base salary and bonus, as described above) considered by the SERP for the period through August 31, 2019. The present value has been calculated assuming the benefit is payable commencing at a retirement of age 65. The discount rate assumed in the calculation is 2.75% compared with 3.90% in the prior year.

Fiscal 2019 Non-Qualified Deferred Compensation
The table below provides information on non-qualified deferred compensation in fiscal 2019 under the plans described below. Mr. Vernerey is the only named executive officer that deferred income during fiscal 2019.
2005 Acuity Brands, Inc. Supplemental Deferred Savings Plan. The 2005 SDSP is an unfunded, non-qualified plan under which key associates, including the named executive officers that are eligible to participate in the SERP, are able to annually defer up to 50% of salary and annual cash incentive payment as cash units. The 2005 SDSP replaced the 2001 Acuity Brands, Inc. Supplemental Deferred Savings Plan (the “2001 SDSP”) and is designed to comply with certain tax law requirements, including Section 409A of the Internal Revenue Code (“Section 409A”).
Deferred cash units earn interest income on the daily outstanding balance in the account based on the prime rate. Interest is credited monthly and is compounded annually. Contributions made in or after 2005 may be paid in a lump sum or up to 10 annual installments at the executive’s election. The executive may direct that his deferrals and related earnings be credited to accounts to be distributed during his employment (in-service accounts) and/or to a retirement account. In-service accounts may be distributed in a lump sum or up to ten annual installments no earlier than two years following the last deferral to the account. The executive may change the form of distribution twice during the period up to one year prior to termination or retirement, with the new distribution being delayed by at least an additional five years in accordance with Section 409A.
Mr. Nagel received immediately vested annual company contributions to the 2005 SDSP in replacement of benefits lost when a prior senior executive retirement plan (“prior SERP”) was frozen. Amounts to be received by Mr. Nagel were determined at the time the prior SERP was frozen and continued until December 2017, the year in which Mr. Nagel attained age 60. Messrs. Nagel, Reece, and Vernerey are not eligible for the company contributions to the plan received by other participants due to their participation in the SERP. Company contribution accounts may be distributed in a lump sum or up to ten annual installments upon termination of employment. The executive may change the form of distribution twice during the period up to one year prior to termination of employment, with the new distribution being delayed by at least an additional five years in accordance with Section 409A.
2001 Acuity Brands, Inc. Supplemental Deferred Savings Plan. The 2001 SDSP covers the same general group of eligible associates and operates in a similar manner to the 2005 SDSP, except that it encompasses contributions by the executive and the Company that were vested as of December 31, 2004. These contributions are, therefore, not subject to the provisions of Section 409A. Executive deferrals may be distributed in a lump sum or up to ten annual installments beginning no sooner than five years following the calendar year of deferral. Company contributions are distributed at or following termination in a lump sum or installments at the associate’s election, which must be in place 24 months prior to termination. Prior to 2005, Mr. Nagel received immediately vested annual company contributions to the 2001 SDSP in replacement of benefits lost when the prior SERP was frozen.

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The table below provides information on non-qualified deferred compensation plans related to the named executive officers in fiscal 2019. Mr. Reece did not participate in the plans.

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Vernon J. Nagel	2005 SDSP	—	—	33,111	—	646,985
	2001 SDSP	—	—	5,052	—	98,719
Richard K. Reece	NA	NA	NA	NA	NA	NA
Laurent J. Vernerey	2005 SDSP	436,250	—	22,504	—	555,112

(1)	None of the earnings in fiscal 2019 were considered above-market earnings, as defined by the SEC.
Employment Arrangements
At the time we first hire an associate, we generally provide the associate with a letter outlining the effective date of his or her employment, the basic compensation arrangements for the associate’s at-will employment, any benefits to which the associate is entitled, and whether the associate is entitled to participate in any severance or change in control benefits. We do not have employment contracts with any of our associates, including our named executive officers.
Pursuant to our fiscal 2019 employment arrangements with Mr. Nagel, he received an annual salary of $600,000 and was entitled to an annual cash incentive opportunity as a percentage of base salary under the Annual Cash Incentive Plan and an equity incentive opportunity equal to the median target award value for the CEO at the Company's peer group. He was entitled to participate in benefit plans and perquisites afforded to executives at his level and coverage under the Company’s directors' and officers' liability insurance. See Potential Payments upon Termination for a description of Mr. Nagel's severance agreement and change in control agreements.
Pursuant to our fiscal 2019 employment arrangements with Mr. Reece, he received an annual salary of $500,000 (effective as of November 1, 2018) and was entitled to an annual cash incentive opportunity as a percentage of base salary under the Annual Cash Incentive Plan and an equity incentive opportunity equal to the median target award value for the CFO at the Company's peer group. He was entitled to participate in benefit plans and perquisites afforded to executives at his level and coverage under the Company’s directors' and officers' liability insurance. See Potential Payments upon Termination for a description of Mr. Reece's severance agreement and change in control agreement. The base salary for Mr. Reece was increased on November 1, 2019 to $575,000 from $500,000 to reflect his promotion to President as well as his individual performance for fiscal 2019. His salary adjustment was reflective of a market assessment of comparable positions at our peer group.
Pursuant to our fiscal 2019 employment arrangements with Mr. Vernerey, he received an annual salary of $500,000 (effective as of November 1, 2018) and was entitled to an annual cash incentive opportunity as a percentage of base salary under the Annual Cash Incentive Plan and an equity incentive opportunity equal to the median target award value for a similar position at the Company's peer group. He was entitled to participate in benefit plans and perquisites afforded to executives at his level and coverage under the Company’s directors' and officers' liability insurance. See Potential Payments upon Termination for a description of Mr. Vernerey's severance agreement and change in control agreement.
Potential Payments upon Termination
We have entered into severance agreements and change in control agreements with our named executive officers. The material terms of these agreements are described below.
Severance Agreements
The severance agreements for the named executive officers provide benefits to the executive in the event the executive’s employment is involuntarily terminated by us without cause.
Mr. Nagel’s agreement will also provide benefits if he terminates his employment at any time for good reason, and each of the agreements for Messrs. Reece and Vernerey will provide benefits if they terminate their employment for good reason after a change in control (as each such term is defined in the severance agreement).

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Under the severance agreements for Messrs. Nagel and Reece, a good reason for termination by an executive of his employment with us means the occurrence of any of the following acts by us which is not corrected within 30 days after written notice is given to us by the executive:

•	an adverse change in the executive’s title or position which represents a demotion;

•
requiring the executive to be based more than 50 miles from the primary workplace where the executive is currently based, subject to certain exceptions for ‘reasonable travel’ as per the specific agreements;

•
a reduction in base salary and target bonus opportunity (not the bonus actually earned) below the level in the employment letter for Mr. Nagel and below the level in effect immediately prior to the change in control for Mr. Reece, unless such reduction is consistent with reductions being made at the same time for other of our officers in comparable positions;

•
a material reduction in the aggregate benefits provided to the executive by us under associate benefits plans, except in connection with a reduction in benefits which is consistent with reductions being made at the same time for other of our officers in comparable positions;

•	an insolvency or bankruptcy filing by us; or

•	a material breach by us of the severance agreement.
Under the severance agreement for Mr. Vernerey, a good reason for termination of his employment with us means the occurrence of any of the following acts by us which is not corrected within 30 days after written notice is given to us by Mr. Vernerey:

•	a material diminution in authority, duties or responsibilities, which, in executive’s judgment, represents an adverse change in status, title, position or responsibilities;

•	a reduction in the executive’s base salary or any failure to pay the executive any compensation or benefits to which he is entitled within five days of the date due;

•	requiring the executive to be based more than 50 miles from the primary workplace where executive is currently based, except for reasonably required business travel; or

•	a material breach by us of the severance agreement.
Under the severance agreements, the involuntary termination of an executive by the Company for cause, which results in the termination of the severance agreement and for which no benefits would be payable, occurs for the following reasons:

•	termination is the result of an act or acts by the executive which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses);

•
termination is the result of an act or acts by the executive which are in the good faith judgment of the Company to be in violation of law or of written policies of the Company and which result in material injury to the Company;

•
termination is the result of an act or acts of dishonesty by the executive resulting or intended to result directly or indirectly in gain or personal enrichment to the executive at the expense of the Company; or

•	the continued failure by the executive substantially to perform the duties reasonably assigned to him, after a demand in writing for substantial performance of such duties is delivered by the Company.
The severance agreements provide for the following compensation and benefits in the event of involuntary termination by the Company without cause or if terminated by executive for good reason (each as defined above):

•	monthly severance payments for the severance period in an amount equal to the executive’s then current base salary rate;

•	continuation of health care and life insurance coverage for the severance period;

•	outplacement services not to exceed 10% of base salary;

•	a cash payment based on a predefined percentage of base salary, calculated on a pro rata basis;

•	accelerated vesting of any performance-based restricted stock for which performance targets have been achieved;

•
additional benefits, at the discretion of the Compensation Committee, including without limitation, additional retirement benefits and acceleration of equity incentive awards, if the executive is terminated prior to age 65 and suffers a diminution of projected benefits; and

•	for Mr. Vernerey, an amount equal to his accrued but unused vacation.

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The severance agreements also provide that the Company will pay reasonable legal fees and related expenses incurred by an executive who is successful to a significant extent in enforcing his rights under the severance agreements.
The severance agreement for Mr. Nagel also provides for:

•	continued vesting during the severance period of unvested stock options;

•	exercisability of vested stock options and stock options that vest during the severance period for the shorter of the remaining exercise term or the length of the severance period;

•	accelerated vesting during the severance period of restricted stock that is not performance-based on a monthly pro rata basis determined from the date of grant to the end of the severance period;

•	continued vesting during the severance period of performance-based restricted stock for which performance targets are achieved and vesting begins during the severance period; and

•	continued accrual during the severance period of credited service under the SERP.
The severance agreement contains restrictive covenants with respect to confidentiality, non-solicitation, and non-competition, and are subject to the execution of a release. The severance agreements for Messrs. Nagel and Reece are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case they will continue for two years after the notice of termination or for three years following a change in control. Mr. Vernerey’s severance agreement is effective until terminated in accordance with the provisions of the agreement, except during a Covered Period, which includes the six months prior to a change in control event, and continues for two years following a change in control.
On January 4, 2019, we amended the severance agreements for Messrs. Reece and Vernerey to adjust the multiplier used in the severance payout formula for calculating the payment of a cash amount equal to the executive’s gross salary multiplied by a specified percentage to match the individual incentive targets approved by the Compensation Committee under the Annual Cash Incentive Plan. Also on January 4, 2019, we amended the severance agreement for Mr. Reece to modify the definition of annual bonus to remove language related to negative discretion in the calculation of the bonus amount payable. Reference to negative discretion was removed from the severance agreement due to a reduction in the financial performance payout percentages that effectively eliminated the application of negative discretion.
On March 29, 2019, we amended the severance agreement for Mr. Nagel to modify the definition of annual bonus to remove language related to negative discretion in the calculation of the bonus amount payable and to redefine the severance period as 24 months from his date of termination irrespective of his age; effectively eliminating the age provision that reduced the amount of severance benefits payable to Mr. Nagel upon reaching the age of 63. Reference to negative discretion was removed from the severance agreement due to a reduction in the financial performance payout percentages that effectively eliminated the application of negative discretion. Also on March 29, 2019, we further amended Mr. Reece's agreement to redefine the severance period as 18 months from his date of termination irrespective of his age; effectively eliminating the age provision that reduced the amount of severance benefits payable to Mr. Reece upon reaching the age of 63.5.
Change in Control Agreements
It is intended that change in control agreements will provide the named executive officers some measure of security against the possibility of employment loss that may result following a change in control of the Company in order that they may devote their energies to meeting the business objectives and needs of the Company and its stockholders.
The change in control agreements for Messrs. Nagel and Reece are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party. However, the term of the change in control agreements will not expire during a threatened change in control period (as defined in the change in control agreements) or prior to the expiration of 24 months following a change in control. Mr. Vernerey’s change in control agreement is effective until terminated in accordance with the provisions of the agreement, except during a covered period, which includes the six months prior to a change in control event and continues for two years following a change in control.
The change in control agreements provide two types of potential benefits to executives:

1.
Upon a change in control, all restrictions on any outstanding incentive awards will lapse and the awards will immediately become fully vested, all outstanding stock options will become fully vested and immediately exercisable, and we may be required to immediately purchase for cash, on demand, at the then per-share fair market value, any shares of unrestricted stock and shares purchased upon exercise of options.

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2.
If the employment of the named executive officer is terminated within 24 months following a change in control or in certain other instances in connection with a change in control either by us other than for cause or disability or by the officer for good reason (as each term is defined in the change in control agreement), the officer will be entitled to receive:

•	a pro rata bonus for the year of termination;

•
a lump sum cash payment equal to a multiple of the sum of his base salary and annual cash incentive payment (in each case at least equal to his base salary and bonus prior to a change in control), subject to certain adjustments;

•	continuation of life insurance, disability, medical, dental, and hospitalization benefits for the specified term;

•	a cash payment representing additional months of participation in our qualified or non-qualified deferred compensation plans (36 months for Mr. Nagel and 30 months for Messrs. Reece and Vernerey); and

•	a cash payment equal to the lump sum actuarial equivalent of the accrued benefit under the SERP as of the date of termination of employment, whether or not the accrued benefit has vested.
The change in control agreements for Messrs. Nagel and Reece provide that the Company will make an additional “gross-up payment” to offset fully the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code on any payment made to a named executive officer arising out of or in connection with his employment. The change in control agreement for Mr. Vernerey provides that if the payments to be made under the change in control agreement would be subject to excise tax, (a) the net benefit after excise payments will be compared to (b) the net benefit if covered payments are limited to the extent necessary to avoid excise payments. If the net amount payable in (a) is less than that payable under (b), then the payment will be reduced in a manner that maximizes Mr. Vernerey’s economic position.
In addition, the Company will pay all legal fees and related expenses incurred by the officer arising out of any disputes related to his termination of employment or claims under the change in control agreement if, in general, the circumstances for which he has retained legal counsel occurred on or after a change in control.
For purposes of the change in control agreement, a change in control is defined as one or more of the following:

•	the acquisition of 20% (for Mr. Vernerey, 30%) or more of the combined voting power of our then outstanding voting securities;

•
a change in more than one-third of the members of our Board of Directors (for Mr. Vernerey, 50% of the members of the Board of Directors) who were either members as of the distribution date or were nominated or elected by a vote of two-thirds of those members or members so approved;

•
consummation of a merger or consolidation through which our stockholders no longer hold more than 60% of the combined voting power of our outstanding voting securities resulting from the merger or consolidation in substantially the same proportion as prior to the merger or consolidation;

•	consummation of a complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets; or

•
for Mr. Vernerey, the approval by stockholders of the sale of all or substantially all of the assets of the Company or any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any of the events described in the prior two bullets.

Under the change in control agreements, a termination for cause is a termination evidenced by a resolution adopted by two-thirds of the Board that the executive:

•
intentionally and continually failed to substantially perform his duties, which failure continued for a period of at least 30 days after a written notice of demand for substantial performance has been delivered to the executive specifying the manner in which the executive has failed to substantially perform; or

•	intentionally engaged in conduct which is demonstrably and materially injurious to us, monetarily or otherwise.
The executive will not be terminated for cause until he has received a copy of a written notice setting forth the misconduct described above and until he has been given an opportunity to be heard by the Board.
Under the change in control agreements, disability has the meaning ascribed to such term in our long-term disability plan or policy covering the executive, or in the absence of such plan or policy, a meaning consistent with Section 22(e)(3) of the Internal Revenue Code.
Under the change in control agreements for Messrs. Nagel and Reece, good reason means the occurrence of any of the following events or conditions in connection with a change in control:

•
any change in the executive’s status, title, position or responsibilities which, in the executive’s reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect immediately prior; the

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assignment to the executive of any duties or responsibilities which, in the executive’s reasonable judgment, are inconsistent with his status, title, position, or responsibilities; or any removal of the executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for disability, cause, death, or by the executive other than for good reason;

•	a reduction in the executive’s base salary or any failure to pay the executive any compensation or benefits to which he is entitled within five days of the date due;

•
a failure to increase the executive’s base salary at least annually at a percentage of base salary no less than the average percentage increases (other than increases resulting from the executive’s promotion) granted to the executive during the three full years ended prior to a change in control (or such lesser number of full years during which the executive was employed);

•
requiring the executive to be based more than 50 miles from the primary workplace where the executive is based immediately prior to the change in control except for reasonably required travel on business which is not greater than such travel requirements prior to the change in control;

•
the failure by us (1) to continue in effect any compensation or benefit plan in which the executive was participating immediately prior to the change in control or (2) to provide the executive with compensation and benefits, in the aggregate, at least equal to those provided for under each other compensation or benefit plan, program and practice as in effect immediately prior to the change in control;

•	the insolvency or the filing of a petition for bankruptcy by us;

•	the failure by us to obtain an agreement from a successor to assume and agree to perform the agreement; and

•	a purported termination of executive’s employment for cause that does not follow the procedures of the change in control agreement or other material breach of the agreement.
Under the change in control agreement for Mr. Vernerey, good reason means the occurrence of any of the following events or conditions in connection with a change in control:

•	a material diminution in authority, duties, or responsibilities, which, in executive’s judgment, represents an adverse change in status, title, position, or responsibilities;

•	a reduction in the executive’s base salary or any failure to pay the executive any compensation or benefits to which he is entitled within five days of the date due;

•	requiring the executive to be based more than 50 miles from the primary workplace where executive is currently based, except for reasonably required business travel; or

•	a material breach by us of the severance agreement.
Other Possible Payments upon Death, Disability, and Retirement
The following describes possible payments upon a named executive officer’s death, disability, or retirement in accordance with the terms of the relevant plans.
Death/Disability

•	Stock options become fully vested and are exercisable to the earlier of the expiration date or one year after the event. Restricted shares become fully vested and are immediately payable.

•	Company contributions in Deferred Compensation Plans including the 401(k) and SDSP vest and are payable upon death or total and permanent disability.
Retirement

•	Vested options are exercisable to the earlier of the expiration date or five years after retirement.

•
Effective for equity awards in October 2019 and thereafter, the Board reinstated a policy that provides for the continued vesting of awards following retirement for all eligible participants who have attained age 60 and have at least 10 years of service with the Company. The Board believes that continued vesting encourages associates to make business decisions in the long-term interest of the Company and its stockholders. This decision was made following a comprehensive review of our compensation program.

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Potential Payments Upon Termination Table
The following table sets forth potential benefits that our named executive officers would be entitled to receive upon termination of employment in each termination situation. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time they become eligible for payment. The amounts shown in the table are the amounts that could be payable under existing plans and arrangements if the named executive officer’s employment had terminated at August 31, 2019. Values for the accelerated vesting of stock option and restricted stock grants are based on the closing price of our common stock of $125.41 on the NYSE on August 30, 2019, the last trading day of the fiscal year.
The table does not include amounts that the executives would be entitled to receive that are already described in the compensation tables, including the value of equity awards that are already vested, amounts payable under defined benefit pension plans, and amounts previously deferred into the deferred compensation plans.

Name	Severance Amount ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Restricted Stock ($)(2)	Benefit Continuation ($)(3)(4)	Estimated Tax Gross-Up ($)(5)(6)	Total ($)
Vernon J. Nagel
Change-in-Control	5,400,000	221,427	3,973,114	88,333	—	9,682,874
Involuntary	2,400,000	221,427	3,524,021	98,729	NA	6,244,177
Voluntary (Good Reason)	2,400,000	221,427	3,524,021	98,729	NA	6,244,177
Voluntary/Retirement	NA	NA	NA	NA	NA	NA
For Cause	NA	NA	NA	NA	NA	NA
Death / Disability	NA	221,427	3,973,114	NA	NA	4,194,541

Richard K. Reece
Change-in-Control	2,829,000	92,997	1,742,449	61,003	—	4,725,449
Involuntary	1,400,000	NA	987,981	71,488	NA	2,459,469
Voluntary (Good Reason)	NA	NA	NA	NA	NA	NA
Voluntary/Retirement	NA	NA	NA	NA	NA	NA
For Cause	NA	NA	NA	NA	NA	NA
Death / Disability	NA	92,997	1,742,449	NA	NA	1,835,446

Laurent J. Vernerey
Change-in-Control	3,125,000	92,997	1,662,688	2,847,538	NA	7,728,223
Involuntary	1,400,000	NA	—	73,301	NA	1,473,301
Voluntary (Good Reason)	NA	NA	NA	NA	NA	NA
Voluntary/Retirement	NA	NA	NA	NA	NA	NA
For Cause	NA	NA	NA	NA	NA	NA
Death / Disability	NA	92,997	1,662,688	NA	NA	1,755,685

(1)
For benefits related to a change-in-control, this represents a multiple of salary and the highest of current year bonus, prior year bonus, or average of bonus for last three years. For benefits related to a severance agreement, this represents salary for the severance period plus a cash payment based on a predefined percentage of base salary.

(2)
The value realized on unvested equity awards represents the difference between the fair market value of unvested awards at August 31, 2019, using our closing price of $125.41 on August 30, 2019 (less the exercise price of unvested options). August 30, 2019 was the last trading day of our common stock for fiscal 2019. No payment is made for unvested options where the exercise price is greater than our closing price on August 30, 2019.

2019 Proxy Statement 65

EXECUTIVE COMPENSATION

(3)
Includes payments in respect of continued health, welfare, retirement benefits, and deferred compensation benefits as outlined in change-in-control agreements, including the present value of additional credited service in the SERP or annual Company contributions in the 401(k) plan equal to the number of months associated with the multiple, and unvested Company contributions in deferred compensation plans that vest upon a change in control, as follows:

Name	Health and Welfare Benefits ($)	Additional Company Contributions (CIC) ($)	Unvested Company Contributions (CIC) ($)
Vernon J. Nagel	58,093	30,240	—
Richard K. Reece	36,206	24,797	—
Laurent J. Vernerey	38,835	2,808,703	—

(4)
Includes payments in respect of continued health, welfare, retirement benefits, and deferred compensation benefits as outlined in severance agreements including the present value of additional credited service in the SERP or annual Company contributions in the 401(k) plan equal to the number of months associated with the multiple, as follows:

Name	Health and Welfare Benefits ($)	Outplacement Services ($)	Additional Company Contributions (Severance) ($)
Vernon J. Nagel	38,729	60,000	—
Richard K. Reece	21,488	50,000	—
Laurent J. Vernerey	23,301	50,000	—

(5)
An excise tax gross-up is applicable to Messrs. Nagel and Reece in the event of a change in control. The excise tax gross-up is calculated assuming the excise tax rate of 20% of the excess of the value of the change in control payments over the executive’s average W-2 earnings for the last five calendar years. The excise tax gross-up is only applicable if the sum of all payments equals or exceeds three times the executive’s average W-2 earnings for the past five calendar years. Further, the excise tax gross-up is based on an assumed effective aggregate tax rate of 37% for the executive, and assumes no value is assigned to the non-compete and other restrictive covenants that may apply to the executive. Upon a change in control and termination of the executive’s employment, we expect to assign a portion of the amount paid to the executive as value for the restrictive covenants, which would decrease the total parachute payments and the amount of the excise tax gross-up.

(6)
The change in control agreement for Mr. Vernerey provides that if the payments to be made under the change in control agreement would be subject to excise tax, (a) the net benefit after excise payments will be compared to (b) the net benefit if covered payments are limited to the extent necessary to avoid excise payments. If the net amount payable in (a) is less than that payable under (b), then the payment will be reduced in a manner that maximizes Mr. Vernerey’s economic position.

CEO Pay Ratio
We are required to disclose the annual total compensation of our median employee (excluding the CEO), the annual total compensation of our CEO, Mr. Nagel, and the ratio of the annual total compensation of our CEO to that of our median employee. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to our pay ratio as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios. Moreover, there are a number of factors which make a meaningful comparison of pay ratios difficult, such as industry-specific pay differentials, the geographic location of employee populations, and a company’s manufacturing strategy (e.g., outsourcing versus insourcing).
As of August 31, 2019, the Company had 11,704 associates, of which 4,108 (35.1%) were employed in the United States, 7,080 (60.5%) were employed in Mexico, and 516 (4.4%) were employed in other international locations, including Canada, Europe, and the Asia/Pacific region.
The following pay ratio disclosure is the Company’s reasonable, good faith estimate calculated in accordance with the requirements of Item 402(u) of Regulation S-K and Section 954(b) of the Dodd-Frank Act.

66 Acuity Brands, Inc.

EXECUTIVE COMPENSATION

Identification of Median Employee
The median employee that was selected for the prior fiscal year was no longer employed by the Company at the end of fiscal 2019. In addition, there was a reduction in the total headcount for the Company by approximately 9% from the prior year. As a result, we determined that a new median employee should be selected. For fiscal 2019, we identified our median employee using the following multi-step process, which is substantially similar to the method used for the prior fiscal year:

•
We reviewed the total headcount as of August 31, 2019, the measurement date, in each of the jurisdictions in which we conduct business and determined pursuant to the de minimis exemption rule that we could exclude 516 associates in international locations other than Mexico, which represents less than 5% of our employee population. The excluded associates are located in each of following jurisdictions: Canada (228), the United Kingdom (112), France (71), the Netherlands (73), China (27), Germany (3), Italy (1) and Sweden (1). We included all full and part-time associates and excluded our CEO, independent contractors, and leased workers.

•	As a result, we included 11,188 associates of our 11,704 total employee population, or 95.6%, as of the measurement date in our analysis.

•
We then calculated the total cash compensation for the 12-months prior to the measurement date for all individuals who were employed on the measurement date. We converted the calculated total cash compensation for non-U.S. associates to U.S. dollars using the average currency exchange rate for the fiscal year period. We believe the use of total cash compensation is an appropriate consistently applied compensation measure for purposes of this analysis.

•	Using this annual cash compensation data, we identified the median employee.

•
Once the median employee was identified, the total annual compensation for that median employee was determined in the same manner as the “Total Compensation” shown for Mr. Nagel in the Summary Compensation Table.

Fiscal 2019 CEO Pay Ratio

	Fiscal 2019 Total Compensation(1)	Pay Ratio
Mr. Nagel	$14,874,164	981:1
Median Employee	$15,169

(1)	Annual total compensation, as calculated in accordance with Item 402 of Regulation S-K.
Alternate Calculation: If the pension benefit for Mr. Nagel had not been included in the calculation, Mr. Nagel's Total Compensation would have been $4,193,441 and the Pay Ratio to our Median Employee for fiscal 2019 would have been 276:1.

2019 Proxy Statement 67

STOCK OWNERSHIP
Equity Compensation Plans
The following table provides information as of August 31, 2019 about equity awards under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding those Currently Outstanding)
Equity compensation plans approved by the security holders(1)	575,194 (2)	$ 146.71 (3)	2,689,577 (4)
Equity compensation plans not approved by the security holders	N/A	N/A	N/A
Total	575,194		2,689,577

(1)
Includes the Amended and Restated 2012 Omnibus Equity Incentive Plan ("Amended and Restated Plan") that was approved by our stockholders in January 2018, the Employee Stock Purchase Plan, amended and restated effective March 1, 2006, that was approved by our sole stockholder in November 2001, the 2006 Nonemployee Directors’ Deferred Compensation Plan (the “2006 NEDC”) that was approved by our sole stockholder in November 2001, and the 2011 Nonemployee Director’s Deferred Compensation Plan (the “2011 NEDC”) that was approved by our stockholders in January 2012.

(2)	Includes 418,268 stock options, 37,736 RSUs and 119,190 deferred stock units.

(3)	Represents weighted-average exercise price of outstanding stock options noted in footnote 2.

(4)
Represents the number of shares available for future issuance under stockholder approved equity compensation plans, including, 1,426,469 shares available for grant without further stockholder approval under the Amended and Restated 2012 Plan, 1,025,772 shares available for issuance under the Employee Stock Purchase Plan, and 237,336 shares available for issuance without further stockholder approval under the 2011 NEDC. No further awards may be granted under the 2006 NEDC.

68 Acuity Brands, Inc.

STOCK OWNERSHIP

Beneficial Ownership of the Company’s Securities
The following table sets forth information concerning beneficial ownership of our common stock as of November 11, 2019, unless otherwise indicated, by each of the directors and nominees for director, by each of the named executive officers, by all directors and executive officers as a group, and by beneficial owners of more than five percent of our common stock. None of our executive officers or non-employee directors hold any of our stock subject to pledge.

Name	Shares of Common Stock Beneficially Owned(1)(2)(3)	Percent of Shares Outstanding(4)	Share Units Held in Company Plans(5)
W. Patrick Battle	3,238	*	3,946
Peter C. Browning	1,436	*	25,343
G. Douglas Dillard, Jr.	10,835	*	2,276
James H. Hance, Jr.	12,492	*	182
Robert F. McCullough	5,526	*	20,641
Vernon J. Nagel	443,874	1.1%	36,206
Julia B. North	3,734	*	26,513
Dominic J. Pileggi	745	*	6,319
Richard K. Reece	197,814	*	11,264
Ray M. Robinson	1,985	*	30,848
Laurent J. Vernerey	18,768	*	—
Mary A. Winston	526	*	3,071
All directors and executive officers as a group (13 persons)	730,532	1.8%	168,861

BlackRock, Inc. (6)	4,157,697	10.5%	NA
The Vanguard Group (7)	3,708,833	9.4%	NA
Generation Investment Management LLP (8)	3,352,442	8.5%	NA

*	Represents less than 1% of our common stock.

(1)	Subject to applicable community property laws and, except as otherwise indicated, each beneficial owner has sole voting and investment power with respect to all shares shown.

(2)
Includes shares that may be acquired within 60 days of November 11, 2019 upon the exercise of stock options, as follows: Mr. Nagel, 183,686 shares; Mr. Reece, 69,812 shares; Mr. Vernerey, 3,426 and all executive officers as a group, 270,813 shares.

(3)
Includes time-vesting restricted shares granted under our Amended and Restated 2012 Omnibus Stock Incentive Compensation Plan, portions of which vest in January 2020, 2021, and 2022; March 2020, 2021, 2022, and 2023; August 2020, 2021, 2022, and 2023; September 2020 and 2021; October 2020, 2021, and 2022; and November 2020 and 2021. The executives have sole voting power over these restricted shares. Restricted shares are included for the following individuals: Mr. Nagel, 18,482 shares; Mr. Reece, 8,382 shares; Mr. Vernerey, 10,844 shares; Messrs. Battle, Browning, Hance, McCullough, Pileggi and Robinson and Ms. North, 429 shares; Mr. Dillard, 507 shares; Ms. Winston, 461 shares; and all current directors and executive officers as a group, 49,521 shares.

(4)	Based on aggregate of 39,623,111 shares of Acuity Brands common stock issued and outstanding as of November 11, 2019.

(5)
Includes the following: share units held by non-employee directors in the 2006 and 2011 Nonemployee Directors’ Deferred Compensation Plan as shown for each director; RSUs and PSUs (at target) as shown for Messrs. Nagel and Reece; and all current directors and officers as a group, 168,861 units. Share units are considered for purposes of compliance with the Company’s share ownership requirement.

(6)	This information is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc., 55 East 52nd Street, New York, New York 10022, on January 24, 2019 containing information as of December 31, 2018.

(7)
This information is based on a Schedule 13G/A filed with the SEC by The Vanguard Group, 100 Vanguard Blvd., Malvern, Pennsylvania 19355, on February 11, 2019 containing information as of December 31, 2018.

(8)
This information is based on a Schedule 13G filed with the SEC by Generation Investment Management LLP, 20 Air Street, 7th Floor, London, United Kingdom W1B 5AN, on February 14, 2019 containing information as of December 31, 2018.

2019 Proxy Statement 69

STOCK OWNERSHIP

Certain Relationships and Related Party Transactions
There is no family relationship between any of our executive officers or directors, and there are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any of them was elected an officer or director, other than arrangements or understandings with our directors or officers acting solely in their capacities as such. Generally, our executive officers are elected annually and serve at the pleasure of our Board.
We have transactions in the ordinary course of business with unaffiliated corporations and institutions, or their subsidiaries, for which certain of our non-employee directors serve as directors. None of our directors serve as executive officers of those companies.
Identifying possible related party transactions involves the following procedures in addition to the completion and review of the customary directors and officers questionnaires. On a quarterly basis, we request each director and executive officer to verify and update the following information:

•	a list of immediate family members;

•	a list of entities where the director or executive officer is an associate, director, or executive officer;

•	each entity where an immediate family member of a director or executive officer is an executive officer;

•
each entity in which the director or executive officer or an immediate family member is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and

•	each charitable or non-profit organization where the director or executive officer or an immediate family member is an associate, executive officer, director, or trustee.
We compile a list of all such persons and entities. The list is reviewed and updated and then distributed within the Company to identify potential transactions through comparison to ongoing transactions along with payment and receipt information. Transactions are compiled for each person and entity and reviewed for relevancy. Relevant information, if any, is presented to the Board to obtain approval or ratification of the transactions.
In addition, under our Code of Ethics and Business Conduct, all transactions involving a conflict of interest, including related party transactions, are generally prohibited. The Code of Ethics and Business Conduct requires directors and associates to disclose in writing any beneficial interest they may have in any firm seeking to do business with us or any relationship with any person who might benefit from such a transaction. In certain limited circumstances, our Governance Committee may grant a written waiver for certain activities, relationships, or situations that would otherwise violate the Code of Ethics and Business Conduct, after the director or associate has disclosed in writing to the Governance Committee all relevant facts and information concerning the matter.
Pursuant to our Corporate Governance Guidelines and Statement of Responsibilities of Committees of the Board, the Governance Committee annually reviews the qualifications of directors, including any other public company boards on which each director serves. Directors must advise the Chairman of the Board prior to accepting membership on any other public company board.
Management also follows additional written procedures to identify related party transactions. These procedures are carried out annually at the direction of the Governance Committee in connection with evaluating directors and director nominees. Additional quarterly procedures are completed to affirm no changes to annual representations.
With respect to those companies having common non-employee directors with us, management believes the directors had no direct or indirect material interest in transactions in which we engaged with those companies during the fiscal year.

70 Acuity Brands, Inc.

QUESTIONS RELATING TO THIS
PROXY STATEMENT
What is a proxy?
It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated two of our officers as proxies for the 2019 Annual Meeting. These officers are Vernon J. Nagel and Richard K. Reece.
What is a proxy statement?
It is a document that SEC regulations require us to give you when we ask you to vote over the Internet, by telephone, or (if you received a proxy card by mail) by signing and returning a proxy card designating Vernon J. Nagel and Richard K. Reece as proxies to vote on your behalf.
Who is soliciting this proxy statement?
The Board is furnishing this information in connection with the solicitation of proxies for the annual meeting of stockholders for fiscal year 2019 to be held on January 8, 2020.
Who is entitled to vote at the meeting?
Only owners of record of shares of common stock of the Company at the close of business on November 11, 2019, the record date, are entitled to vote at the meeting, or at any adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. There were 39,623,111 shares of common stock issued and outstanding on the record date.
What is the record date and what does it mean?
November 11, 2019 is the record date for the 2019 Annual Meeting. The record date is established by the Board as required by Delaware Law. Owners of record of our common stock at the close of business on the record date are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.
Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?
Pursuant to rules adopted by the SEC, we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice of Internet Availability of Proxy Materials in the mail. Unless requested, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you how to access and review the proxy statement and 2019 annual report over the Internet at www.proxyvote.com. The Notice of Internet Availability of Proxy Materials also instructs you how you may submit your proxy over the Internet, or how you can request a full set of proxy materials, including a proxy card to return by mail. If you received a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.
What is the difference between a stockholder of record and a stockholder who holds stock in street name?
If your shares are registered in your name with our transfer agent, Computershare, you are a stockholder of record. If your shares are held in the name of your broker, bank, trustee or other nominee, your shares are held in street name. If you hold your shares in street name, you will have the opportunity to instruct your broker, bank, trustee, or other nominee as to how to vote your shares. Street name stockholders may only vote in person if they have a legal proxy as discussed in detail below.

2019 Proxy Statement 71

QUESTIONS RELATING TO THIS PROXY STATEMENT

How do I vote as a stockholder of record?
As a stockholder of record, you may vote by one of the four methods described below:
By the Internet. You may give your voting instructions by the Internet as described in the Notice of Internet Availability of Proxy Materials, proxy materials email, or any proxy card you receive. This method is also available to stockholders who hold shares in the Direct Stock Purchase Plan, in the Employee Stock Purchase Plan, or in a 401(k) plan we sponsor. The Internet voting procedure is designed to verify the voting authority of stockholders. You will be able to vote your shares by the Internet and confirm that your vote has been properly recorded. Please see the Notice of Internet Availability of Proxy Materials, proxy materials email, or any proxy card you receive for specific instructions.
By Telephone. You may give your voting instructions by calling 1-800-690-6903. This method is also available to stockholders who hold shares in the Direct Stock Purchase Plan, in the Employee Stock Purchase Plan, or in a 401(k) plan we sponsor. The telephone voting procedure is designed to verify the voting authority of stockholders. The procedure allows you to vote your shares and to confirm that your vote has been properly recorded. Please see your proxy card (if you received a proxy card) for specific instructions.
By Mail. You may sign and date your proxy card (if you received a proxy card) and mail it in the prepaid and addressed envelope enclosed therewith.
In Person. You may vote in person at the annual meeting.
How do I vote as a street name stockholder?
If your shares are held through a broker, bank, trustee, or other nominee, you will receive a request for voting instructions with respect to your shares of our common stock from the broker, bank, trustee, or other nominee. You should respond to the request for voting instructions in the manner specified by the broker, bank, trustee, or other nominee. If you have questions about voting your shares, you should contact your broker, bank, trustee, or other nominee.
If you hold your shares through a broker, bank, trustee, or other nominee and you wish to vote in person at the meeting, you will need to bring a legal proxy to the meeting. You must request a legal proxy through your broker, bank, trustee, or other nominee. Please note that if you request a legal proxy, any proxy with respect to your shares of our common stock previously executed by your broker, bank, trustee, or other nominee will be revoked and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.
What if I change my mind after I return my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

•	voting again by the Internet or by telephone prior to 11:59 p.m. Eastern Time, on January 7, 2020;

•	giving written notice to our Corporate Secretary that you wish to revoke your proxy and change your vote; or

•	voting in person at the annual meeting.
What is a quorum?
The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting, present in person or represented by proxy, is necessary to constitute a quorum. The election inspector appointed for the meeting will tabulate votes cast by proxy and in person at the meeting and determine the presence of a quorum.
Will my shares be voted if I do not vote by the Internet, vote by telephone, sign and return a proxy card, or attend the annual meeting and vote in person?
If you are a stockholder of record and you do not vote by the Internet, vote by telephone, sign and return a proxy card, or attend the annual meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.
If your shares are held in street name through a bank or broker and you do not provide voting instructions before the annual meeting, your bank or broker may vote your shares on your behalf under certain circumstances. Brokerage firms have the authority under certain rules to vote shares for which their customers do not provide voting instructions on “routine” matters.

72 Acuity Brands, Inc.

QUESTIONS RELATING TO THIS PROXY STATEMENT

The ratification of the appointment of our independent registered public accounting firm is considered a “routine” matter under these rules. Therefore, brokerage firms are allowed to vote their customers’ shares on these matters if the customers do not provide voting instructions. If your brokerage firm votes your shares on these matters because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against each routine matter.
When a matter is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that matter, the brokerage firm cannot vote the shares on that matter. This is called a “broker non-vote.” Only the ratification of the appointment of our independent registered public accounting firm is considered a “routine” matter. The other matters are not considered routine matters.
We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.
What vote is required for each proposal and how are abstentions and broker non-votes counted?
The shares of a stockholder whose proxy on any or all proposals is marked as “abstain” will be included in the number of shares present at the annual meeting for the purpose of establishing the presence of a quorum. As described above, broker non-votes will be counted for purposes of establishing a quorum.
The following table summarizes the voting requirement for each of the proposals under our By-Laws and the effect of abstentions and broker non-votes on each proposal:

Proposal Number	Item	Votes Required for Approval	Abstentions	Broker Non-Votes	Board Voting Recommendation
1	Election of directors	Affirmative vote of majority of votes cast(1)	Not counted	Not voted	FOR EACH
2	Ratification of the appointment of independent registered public accountants	Majority of votes cast affirmatively or negatively	Not counted	Discretionary vote	FOR
3	Advisory vote on executive officer compensation	Majority of votes cast affirmatively or negatively	Not counted	Not voted	FOR

(1)
According to our By-Laws, the “affirmative vote of the majority of votes cast” means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director.

Proxies that are properly executed and delivered, and not revoked, will be voted as specified on the proxy card. If you properly execute and deliver a proxy card or vote your shares via the internet but do not provide voting instructions, your shares will be voted as listed in the “Board Voting Recommendation” column in the table above.
How are proxies solicited and what is the cost?
We will bear all expenses incurred in connection with the solicitation of proxies. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock. Our directors, officers and associates may solicit proxies by mail, telephone, and personal contact. They will not receive any additional compensation for these activities.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on January 8, 2020 The proxy statement and annual report are available at www.proxyvote.com

OTHER MATTERS
We know of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

2019 Proxy Statement 73

NEXT ANNUAL MEETING—STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Proposals to Be Included in Next Year’s Proxy Statement
If you wish to have a proposal considered for inclusion in our proxy solicitation materials in connection with the 2020 Annual Meeting (expected to be held in January 2021) pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”), the proposal must comply with the SEC’s proxy rules, be stated in writing, and be submitted on or before July 25, 2020 (120 days prior to the first anniversary of the mailing of this proxy statement). All such proposals should be sent by certified mail, return receipt requested.
Other Stockholder Proposals and Nominations
Article I, Section 1 of our By-Laws establishes an advance notice procedure for stockholder proposals to be brought before any annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, nominations of persons for election to the Board and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders by any stockholder of record who was a stockholder of record at the time of the giving of notice for the annual meeting, who is entitled to vote at the meeting and who has complied with our notice procedures.
Assuming that our 2020 Annual Meeting is held within 30 days before or after the anniversary of our 2019 Annual Meeting, a stockholder’s notice of intention to introduce a nomination or to propose an item of business at our 2020 Annual Meeting must be delivered to our Corporate Secretary at our principal executive offices not less than 90 or more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders, or between September 10, 2020 and October 10, 2020.
Proxy Access Nominations
Article I, Section 9 of our By-Laws establishes procedures for nominations by eligible stockholders of candidates for election as directors at an annual meeting and to have those nominees included in our proxy materials. Assuming that our 2020 Annual Meeting is held within 30 days before or after the anniversary of our 2019 Annual Meeting, a stockholder’s notice of intention to make a proxy access nomination must be delivered to our Corporate Secretary at our principal executive offices not less than 120 or more than 150 days prior to the anniversary of the date on which we first mailed the proxy materials for our 2019 Annual Meeting, or between June 25, 2020 and July 25, 2020. All nominating stockholders and stockholder nominees must comply with the provisions of our By-Laws.
Householding
We have adopted a procedure approved by the SEC called “householding” under which multiple stockholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the proxy materials, including our Annual Report on Form 10-K, or one Notice of Internet Availability of Proxy Materials unless we receive contrary instructions from one or more of the stockholders. If you wish to opt out of householding and continue to receive multiple copies of the proxy materials, including our Annual Report on Form 10-K, or the Notice of Internet Availability of Proxy Materials at the same address, or if you have previously opted out and wish to participate in householding, you may do so by notifying us in writing or by telephone at: Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia 30309, (404) 853-1400, and we will promptly deliver the requested materials. You also may request additional copies of the proxy materials, including our Annual Report on Form 10-K, or the Notice of Internet Availability of Proxy Materials by notifying us in writing or by telephone at the same address or telephone number.

74 Acuity Brands, Inc.

NEXT ANNUAL MEETING—STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

General Information
All notices for stockholder proposals and nominations made pursuant to our By-Laws must comply with the applicable provisions of our By-Laws. The preceding are summaries of the applicable provisions of our By-Laws and are qualified in its entirety by reference to those By-Laws, which are available on our website at www.acuitybrands.com under Corporate Governance.
Notices must be in writing and sent to us at our principal executive offices at 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia 30309, Attention: Corporate Secretary.
By order of the Board of Directors,
C. DAN SMITH
Senior Vice President, Treasurer and Secretary

2019 Proxy Statement 75

APPENDIX A
Reconciliation to U.S. Generally Accepted Accounting Principles (GAAP) Measures and Methodology for Calculating Non-U.S. GAAP Financial Measures
We use various non-GAAP financial measures to evaluate the performance of our management team, including the named executive officers. For the assessment of the performance of management, the Board believes non-GAAP measures better reflect the operational performance of the business. The following are reconciliations of GAAP measures to non-GAAP measures. Additionally, we have provided definitions and calculations for certain financial measures that do not have an equivalent GAAP financial measure.
Reconciliation of U.S. GAAP Financial Measures to Non-U.S. GAAP Financial Measures

Fiscal years ($ millions)	2019	2018
Net Sales	$3,672.7	$3,680.1

Operating profit (GAAP)	$462.9	$460.8
Add-back: Manufacturing inefficiencies(1)	0.9	—
Add-back: Acquisition-related items(2)	2.5	2.1
Add-back: Special charges(3)	1.8	5.6
Adjusted operating profit (non-GAAP)	$468.1	$468.5
Adjusted operating profit margin (non-GAAP)	12.7%	12.7%

(1)	Incremental costs incurred due to manufacturing inefficiencies directly related to the closure of a facility.

(2)	Acquisition-related items include professional fees and may include certain acquired profit in inventory amounts.

(3)
Special charges in fiscal 2019 primarily related to move costs associated with the previously announced transfer of activities from a planned facility closure; fiscal 2018 charges primarily related to the planned consolidation of certain facilities and associated reduction in associate headcount; fiscal 2017 charges primarily consisted of severance and associate-related benefit costs for the elimination of certain operations and positions following a realignment of the Company's operating structure.

Fiscal years	2019	2018	2017
Diluted earnings per share	$8.29	$8.52	$7.43
Less: Discrete income tax benefits associated with the enactment of the U.S. Tax Cut and Jobs Act of 2017	NA	(0.84)	NA
Adjusted diluted earnings per share	NA	$7.68	NA

Fiscal years ($ millions)	2019	2018	2017
Net cash provided by operating activities	$494.7	$351.5	$336.6
Less: Purchase of property, plant, and equipment	(53.0)	(43.6)	(67.3)
Plus: Proceeds from sale of property, plant, and equipment	—	—	5.5
Adjusted free cash flow	$441.7	$307.9	$274.8

Adjusted Return on Invested Capital (adjusted ROIC) equals Adjusted Net Operating Profit After Taxes (NOPAT) divided by Average Capital.
Average Capital equals Total Dept plus Total Stockholders' Equity less excess cash (>$100 million) (average of five quarters).

Return on Stockholders' Equity is a non-U.S. GAAP financial measure and is calculated by dividing Net Income by Average Total Stockholders' Equity (average of five quarters).

Fiscal Years ($ millions)		2019	2018	2017
Net Income	(a)	$330	$350	$322
Average total stockholders' equity	(b)	$1,815	$1,669	$1,679
Return on stockholders' equity	(a)/(b)	18.2%	20.9%	19.2%

76 Acuity Brands, Inc.

APPENDIX A

Weighted Average Cost of Capital (WACC) is calculated utilizing the methodology of the Capital Asset Pricing Model.

Fiscal Years ($ millions)		2019	2018	2017
Income before income taxes		$424.9	$425.9	$492.6
Add back: Interest, net		33.3	33.5	32.5
Adjustments
Add-back: Manufacturing inefficiencies(1)		0.9	—	—
Add-back: Acquisition-related items(2)		2.5	2.1	1.6
Add-back: Special charges(3)		1.8	5.6	11.3
Less: Gain on sale of business/investment in unconsolidated affiliate(4)		—	(5.4)	(7.2)
Adjusted net operating profit before taxes		463.4	461.7	530.8
Less: Taxes		(103.0)	(122.2)	(182.7)
Adjusted net operating profit after taxes	(c)	$360.4	$339.5	$348.1
Average capital	(d)	$1,997.2	$1,886.3	$1,769.6
Adjusted ROIC	(c)/(d)	18.0%	18.0%	19.7%
WACC		10.0%	10.1%	9.6%

(1)	Incremental costs incurred due to manufacturing inefficiencies directly related to the closure of a facility.

(2)	Acquisition-related items include professional fees and may include certain acquired profit in inventory amounts.

(3)
Special charges in fiscal 2019 primarily related to move costs associated with the previously announced transfer of activities from a planned facility closure; fiscal 2018 charges primarily related to the planned consolidation of certain facilities and associated reduction in associate headcount; fiscal 2017 charges primarily consisted of severance and associate-related benefit costs for the elimination of certain operations and positions following a realignment of the Company's operating structure.

(4)	A gain was realized on the sale of our former Spanish business in fiscal 2018 and a gain was realized on the sale of an unconsolidated affiliate in fiscal 2017.

2019 Proxy Statement 77

AcuityBrands.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on January 7, 2020 for shares held directly and by 11:59 P.M. ET on January 5, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on January 7, 2020 for shares held directly and by 11:59 P.M. ET on January 5, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Acuity Brands, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Acuity Brands, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E86310-P30278

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ACUITY BRANDS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2 AND 3.

1. ELECTION OF DIRECTORS

Nominees:	For	Against	Abstain
1a. W. Patrick Battle	☐	☐	☐
1b. Peter C. Browning	☐	☐	☐
1c. G. Douglas Dillard, Jr.	☐	☐	☐
1d. James H. Hance, Jr.	☐	☐	☐
1e. Robert F. McCullough	☐	☐	☐
1f. Vernon J. Nagel	☐	☐	☐
1g. Dominic J. Pileggi	☐	☐	☐
1h. Ray M. Robinson	☐	☐	☐
1i. Mary A. Winston	☐	☐	☐
2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm.	☐	☐	☐
3. Advisory vote to approve named executive officer compensation.	☐	☐	☐

4. Consider and act upon such other matters that may properly come before the meeting or any adjournments or postponements thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is made, the proxy will be voted FOR Items 1, 2 and 3.** If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

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E86311-P30278

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS JANUARY 8, 2020

The stockholder(s) hereby appoint(s) Vernon J. Nagel and Richard K. Reece, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Acuity Brands, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 am, Eastern Time on January 8, 2020, at the Four Seasons Hotel, 75 Fourteenth Street, Atlanta, Georgia 30309, and any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NINE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR ITEMS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: ______________________________

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CONTINUED AND TO BE SIGNED ON REVERSE SIDE